Exhibit 10.83
ASSET PURCHASE AGREEMENT
by and between

COVIDIEN LP
and

THE SPECTRANETICS CORPORATION
Dated as of October 31, 2014

ARTICLE I
DEFINITIONS
1.01	Definitions	2
1.02	Interpretation and Rules of Construction	13
ARTICLE II
PURCHASE AND SALE
2.01	Purchase and Sale of Assets	13
2.02	Assumption and Exclusion of Liabilities	16
2.03	Consents	18
2.04	Purchase Price; Allocation of Purchase Price	20
2.05	Closing	20
2.06	Closing Deliveries by Seller	21
2.07	Closing Deliveries by Purchaser	21
2.08	Wrong Pocket Provisions	22
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
3.01	Organization, Authority and Binding Effect.	22
3.02	No Conflict	23
3.03	Governmental Consents and Approvals	24
3.04	Financial Information	24
3.05	Absence of Certain Changes	25
3.06	Litigation	25
3.07	Compliance with Laws	26
3.08	Environmental Matters	27
3.09	Intellectual Property.	27
3.10	Real Property.	29
3.11	Personal Property; Condition and Sufficiency of Assets	29
3.12	Employees; Employee Benefit Matters.	30
3.13	Labor Matters	31
3.14	Taxes	31
3.15	Material Contracts.	32
3.16	Brokers	33
3.17	Exclusivity of Representations	33
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
4.01	Organization and Authority of Purchaser	34
4.02	No Conflict	34
4.03	Governmental Consents and Approvals	34
4.04	Financing	34
4.05	Litigation	35
4.06	Brokers	35
4.07	Independent Investigation; Seller Representations	35

i

(continued)

ARTICLE V
ADDITIONAL AGREEMENTS
5.01	Conduct of Business Prior to the Closing	36
5.02	Access to Information.	38
5.03	Confidentiality	38
5.04	Regulatory and Other Authorizations; Notices and Consents.	39
5.05	Certain Trademark Matters.	40
5.06	Certain Other Intellectual Property Matters.	41
5.07	Notifications	43
5.08	Bulk Transfer Laws	43
5.09	Discontinuation of Insurance and Services	43
5.10	Import and Export Restrictions	43
5.11	Further Action	43
5.12	Tax Cooperation and Exchange of Information	43
5.13	Conveyance Taxes	44
5.14	Proration of Certain Expenses.	44
5.15	Allocation of Taxes	45
5.16	CVI Merger Agreement	46
5.17	Waiver of Non-Competition Agreements	46
5.18	FIRPTA Certificate	46
5.19	No Solicitation	46
5.20	DCB Products Launch	47
ARTICLE VI
EMPLOYEE MATTERS
6.01	Transfer of DCB Employees	47
6.02	Provision of Health and Welfare Benefits	48
6.03	Severance; Bonuses	49
6.04	Liabilities	50
6.05	Tax-Qualified Plans	50
6.06	Cafeteria Plan	51
6.07	Credited Service	52
6.08	Non-US DCB Employees	52
6.09	No Third-Party Beneficiaries	52
ARTICLE VII
CONDITIONS TO CLOSING
7.01	Conditions to Obligations of Purchaser	53
7.02	Conditions to Obligations of Seller	54
ARTICLE VIII
INDEMNIFICATION
8.01	Indemnification by Seller	55
8.02	Indemnification by Purchaser	55
8.03	Indemnification Procedures	55

ii

(continued)

8.04	Survival	57
8.05	Certain Limitations	57
8.06	Losses Net of Insurance, Etc	58
8.07	Sole Remedy/Waiver	58
8.08	Limitation of Set-Off	59
8.09	Mitigation	59
ARTICLE IX
TERMINATION
9.01	Termination	59
9.02	Effect of Termination	60
ARTICLE X
MISCELLANEOUS
10.01	Notices	61
10.02	Amendment; Waiver	62
10.03	Assignment	62
10.04	Entire Agreement	62
10.05	Parties in Interest	63
10.06	Public Disclosure	63
10.07	Return of Information	63
10.08	Expenses	63
10.09	Governing Law; Jurisdiction; Waiver of Jury Trial	63
10.10	Counterparts	64
10.11	Headings	64
10.12	No Strict Construction	64
10.13	Severability	65
10.14	Equitable Relief	65
10.15	Construction of Agreements	65
10.16	Rescission	65

EXHIBIT A	Form of Assignment of Lease
EXHIBIT B-1	Form of Trademark Assignment Agreement
EXHIBIT B-2	Form of Patent Assignment Agreement
EXHIBIT C	Form of Assumption Agreement
EXHIBIT D	Form of Bill of Sale
EXHIBIT E	Form of CVI Assignment and Assumption Agreement
EXHIBIT F	Form of Transition Services Agreement
EXHIBIT G	Form of Supply Agreement

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 31st day of October, 2014, by and among Covidien LP, a Delaware limited partnership (“Seller”), and The Spectranetics Corporation, a Delaware corporation (“Purchaser”). Seller and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, this Agreement is entered into, among other things, pursuant to the proposed Decision and Order, which is designed to resolve the competitive concerns the FTC identified with the Acquisition, as described in the Complaint; and
WHEREAS, the Parties desire that, at the Closing, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, all of the Purchased Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“Acquisition” shall have the meaning set forth in Section 7.01(f).
“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
“Active Employee” shall have the meaning set forth in Section 6.01.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, further, that for purposes of this Agreement and the Ancillary Agreements, none of Medtronic, Inc., Medtronic plc, Makani II Limited, Aviation Acquisition Co., Inc., Aviation Merger Sub, LLC or their respective Affiliates shall be construed as Affiliates of Covidien plc or its Affiliates prior to the Closing.
“Agreed Claims” shall have the meaning set forth in Section 8.03(c).
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Agreement Containing Consent Order” shall mean that certain Agreement Containing Consent Order of the FTC in In the Matter of Medtronic, Inc. and Covidien plc in connection with the Acquisition.
“Allocation” shall have the meaning set forth in Section 2.04(b).
“Alternative Transaction” shall mean (i) any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of all or any portion of the DCB Business by any Person other than a member of the Covidien Group, (ii) any merger, consolidation, share exchange or other similar transaction involving all or any portion of the DCB Business, (iii) any sale of any material Purchased Assets of or issuance or sale of any equity interests in the DCB Business or any portion thereof (other than sales of inventory by the DCB Business to its customers in the ordinary course of business consistent with past practice), or (iv) any similar transaction or business combination involving all or any portion of the DCB Business, in each case other than any such transaction with Purchaser, the pending acquisition of Covidien plc by Medtronic or any other proposed acquisition of Covidien plc or a controlling interest therein.

“Ancillary Agreements” shall mean the Bill of Sale, the Assignment of Lease, the Assignment of Transferred Intellectual Property, the Assumption Agreement, the CVI Assignment and Assumption Agreement, the Transition Services Agreement and the Supply Agreement.
“Annual Pro-Forma Financial Statements” shall have the meaning set forth in Section 3.04.
“Assignment of Lease” shall mean the Assignment of Lease to be executed by Seller and Purchaser at the Closing with respect to the Transferred Real Property Lease, substantially in the form of Exhibit A.
“Assignment of Transferred Intellectual Property” shall mean the Trademark Assignment Agreement and the Patent Assignment Agreement to be executed by Seller at the Closing, substantially in the forms of Exhibit B-1 and B-2.
“Assumed Liabilities” shall have the meaning set forth in Section 2.02(a).
“Assumption Agreement” shall mean the Assumption Agreement to be executed by Purchaser and Seller at the Closing, substantially in the form of Exhibit C.
“Benefit Plans” shall have the meaning set forth in Section 3.12(b).
“Bill of Sale” shall mean the Bill of Sale and Assignment to be executed by Seller at the Closing, substantially in the form of Exhibit D.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.
“Cash and Cash Equivalents” shall mean cash, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.
“Claim Certificate” shall have the meaning set forth in Section 8.03(a)(i).
“Closing” shall have the meaning set forth in Section 2.05.
“Closing Date” shall have the meaning set forth in Section 2.05.
“Closing Date Fiscal Year” shall have the meaning set forth in Section 6.03.
“Closing Year Pro-Rata Bonus” shall have the meaning set forth in Section 6.03.
“COBRA” shall have the meaning set forth in Section 6.02.
“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 8.06.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act and includes any person authorized by the Commissioner Competition to act on his behalf.
“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34.
“Complaint” shall mean that certain draft Complaint proposed by the FTC in In the Matter of Medtronic, Inc. and Covidien plc in connection with the Acquisition.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.03.
“Contract” shall mean any written note, bond, mortgage, indenture, guarantee, agreement, contract, sub-contract, lease or purchase order (which, for the avoidance of doubt, does not include any employee benefit or health or welfare plan or arrangement).
“Conveyance Taxes” shall mean all sales, use, value added, transfer, stamp, customs, goods, services, registration, documentary recording taxes, real or personal property transfer and other similar taxes, fees and costs (including any penalties and interests).
“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.
“Covidien Cafeteria Plan” shall have the meaning set forth in Section 6.06.
“Covidien Group” shall mean Covidien and its Affiliates as of immediately prior to the Acquisition.
“Covidien Savings Plan” shall have the meaning set forth in Section 6.05.
“CVI Assignment and Assumption Agreement” shall mean an assignment and assumption agreement substantially in the form attached hereto as Exhibit E, pursuant to which Purchaser assumes certain of Covidien Group S.a.r.l.’s obligations arising after the Closing Date under the CVI Merger Agreement.
“CVI Merger Agreement” means the Agreement and Plan of Merger dated as of December 24, 2012 among Covidien Group S.a.r.l., Duckhorn Delaware Corp., CV Ingenuity Corp. and Fortis Advisors LLC.
“DCB Business” shall mean the research, development, manufacture, marketing, sale and distribution of DCB Products, as conducted by the Covidien Group as of the date hereof. For the avoidance of doubt, the DCB Business shall exclude the PTA Business.
“DCB Employee” shall mean each individual listed in Section 1.01(a) of the Disclosure Schedule who, immediately prior to the Closing, is employed by a member of the

Covidien Group in the DCB Business and either (i) is at work on the Closing Date or (ii) is absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other absence or leave of absence.
“DCB Improvements” shall have the meaning set forth in Section 5.06(c).
“DCB Products” shall mean Covidien’s over the wire percutaneous transluminal angioplasty balloon catheter with a paclitaxel coated balloon for peripheral vascular use. For the avoidance of doubt, no PTA Product shall be considered a DCB Product or a part of a DCB Product.
“Decision and Order” shall mean that certain Decision and Order of the FTC in In the Matter of Medtronic, Inc. and Covidien plc in connection with the Acquisition.
“Disclosure Schedule” shall mean the Disclosure Schedule, dated as of the date hereof, delivered by Seller to Purchaser in connection with this Agreement.
“Encumbrance” shall mean any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
“Environment” shall mean the environment and related media, including the ocean, natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient or indoor air, as appropriate in any particular circumstances.
“Environmental Law” shall mean all Laws, orders, decrees, judgments, permits and licenses relating to the Environment, the generation, handling, disposal, transportation, Release of or exposure to Hazardous Materials or to occupational health and safety matters, including the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. §300 et seq., as amended (“SDWA”), the Clean Air Act, 42 U.S.C. §7401 et seq., as amended (“CAA”), the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended (“TSCA”), the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, as amended (“CERCLA”), the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001, as amended (“EPCRA”) and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.A §§ 136 to 136y, as amended (“FIFRA”) and the substantive equivalent of any of the foregoing in any state or foreign jurisdiction.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Person under common control with Seller or any of its Affiliates within the meaning of Code Section 414(b), (c), (m) or (o) and the regulations issued thereunder.
“Excluded Assets” shall have the meaning set forth in Section 2.01(b).
“Excluded Intellectual Property” shall mean (i) Retained Names and Marks, (ii) any Intellectual Property other than Transferred Intellectual Property, (iii) any Intellectual Property that relates to any Retained Product (other than the PTA Products), (iv) the PTA Intellectual Property (which shall be licensed pursuant to Section 5.06), and (v) any Intellectual Property owned by a member of the Medtronic Group prior to the Acquisition.
“Excluded Liabilities” shall have the meaning set forth in Section 2.02(b).
“Excluded Taxes” shall mean (i) all Taxes of the Seller, excluding any Taxes related to the Purchased Assets or the DCB Business for the taxable period (or portion of any Straddle Period) beginning on or after the Closing Date but including income Taxes resulting from the disposition of the Purchased Assets, and (ii) all Taxes relating to the Purchased Assets or the DCB Business for any Pre-Closing Period and the portion of any Straddle Period ending prior to the Closing Date.
“FDA” shall mean the United States Food and Drug Administration.
“FDA Act” shall mean the United States Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidance thereunder.
“FTC” shall mean the United States Federal Trade Commission.
“FTC Order” shall have the meaning set forth in Section 10.16.
“GAAP” shall mean United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any supranational, country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Governmental Order” shall mean any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination, award or similar form of decision or determination entered by or with any Governmental Authority.
“Hazardous Materials” shall mean any materials defined as hazardous materials, substances or waste, or otherwise regulated, in any way by Environmental Laws, including: (i) petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls, (ii) any “hazardous substance” or “Pollutant or Contaminant” (as defined in Sections 101(14), (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA, 42 U.S.C. §9602 and found at 40 C.F.R. Part 302), and any element, compound, mixture, solution, or substance designated pursuant to Section 102 of CERCLA and as regulated by CERCLA, (iii) any substance designated pursuant to Section 311(b)(2)(A) of FWPCA and as regulated by FWPCA, (iv) any hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA, 42 U.S.C. §§6901, 6921, (v) any substance containing petroleum, as defined in Section 9001(8) of RCRA, 42 U.S.C. §6991(8) or 40 C.F.R. Part 280 and as regulated by RCRA, (vi) any toxic pollutant listed under Section 307(a) of the FWPCA, 33 U.S.C. §1317(a) and as regulated by FWPCA, (vii) any hazardous air pollutant listed under Section 112 of the CAA, 42 U.S.C. §§7401, 7412, as amended and as regulated by the CAA or (viii) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of TSCA, 15 U.S.C. §§2601, 2606, as amended and as regulated by TSCA.
“Inactive Employee” shall have the meaning set forth in Section 6.01.
“Indemnified Party” shall have the meaning set forth in Section 8.03(a)(i).
“Indemnifying Party” shall have the meaning set forth in Section 8.03(a)(i).
“Intellectual Property” shall mean all worldwide intellectual property rights, including those rights arising from any of the following: (i) patents and patent applications (“Patents”), (ii) registered and unregistered trademarks, service marks, trade dress and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks (“Trademarks”), (iii) registered and unregistered copyrights and applications for registration (“Copyrights”), (iv) internet domain names, applications and reservations therefor and uniform resource locators, and (v) trade secrets, know-how and proprietary information or rights not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.
“Interim Net Assets Statement” shall have the meaning set forth in Section 3.04.
“IRS” shall mean the Internal Revenue Service of the United States Department of the Treasury.
“Law” shall mean any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Leased Real Property” shall mean the real property leased by Seller, as tenant, pursuant to the Transferred Real Property Lease.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations (including guarantees and other forms of credit support), whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, on- or off-balance sheet or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.
“Licensed Materials” shall have the meaning set forth in Section 5.05(b).
“Loss” or “Losses” shall mean any Actions, causes of action, judgments, awards, liabilities, losses, costs or damages (including reasonable and documented out-of-pocket attorneys’ fees and expenses); provided that, notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and in no event shall an Indemnifying Party be liable to an Indemnified Party for, any punitive, incidental, consequential, special or indirect damages or lost profits, except to the extent recovered from an Indemnified Party in a Third-Party Claim.
“Material Adverse Effect” shall mean any circumstance, change in or effect on the DCB Business that is materially adverse to the results of operations or the financial condition of the DCB Business, taken as a whole, other than any adverse circumstance, change or effect arising out of (i) changes, events or developments affecting generally the industries or markets in which the DCB Business operates, including changes in any markets that supply materials to the DCB Business, or changes or developments in the use, adoption or non-adoption of technologies or industry standards, (ii) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (iii) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof or any action taken by a Party in accordance with this Agreement, (iv) the enactment, repeal or change in any Law, any change in GAAP or any interpretation of any of the foregoing, (v) the announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the DCB Business, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (vii) any action required to be taken under any (A) Law or Governmental Order or (B) any existing Contract by which the DCB Business or any of the Purchased Assets is bound, (viii) any failure by the DCB Business to meet any internal projections or forecasts (provided that no underlying cause for such failure shall be excluded solely as a result of this clause (viii)) or (ix) any action taken by a member of the Covidien Group or a member of the Medtronic Group pursuant to a request of Purchaser, except with respect to clauses (i), (ii), (iv), (vi) and (vii)(A), to the extent that the DCB Business is disproportionately affected thereby, as compared to other companies or businesses participating in industries which the DCB Business operates. For purposes of this definition, “the enactment, repeal or change in any Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any Governmental Authority which occurs subsequent to the date hereof.
“Material Transferred Contracts” shall have the meaning set forth in Section 3.15.

“Medtronic” shall mean Medtronic, Inc., a Minnesota corporation.
“Medtronic Group” shall mean Medtronic, Inc. and its Affiliates as of immediately prior to the Acquisition.
“Net Assets Statement Date” shall have the meaning set forth in Section 3.04.
“Outside Date” shall have the meaning set forth in Section 9.01(a).
“Party” and “Parties” shall have the meanings set forth in the preamble of this Agreement.
“Patents” shall have the meaning set forth in the definition of Intellectual Property.
“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.
“Permitted Encumbrances” shall mean (i) statutory liens for current Taxes not yet due or payable (or which may be paid without interest or penalties) or Taxes the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of a member of the Covidien Group or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities that do not materially interfere with the present use of the Purchased Assets, (iv) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record that do not materially interfere with the present use of the Purchased Assets, (v) matters that would be disclosed by an accurate survey or inspection of the Leased Real Property and that do not materially impair the occupancy or current use of such Leased Real Property which they encumber, (vi) any Encumbrances created by, through or on behalf of Purchaser or any of its Affiliates and (vii) all other Encumbrances that would not reasonably be expected to materially impair the value, marketability or continued use of the Purchased Assets.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending prior to the Closing Date.
“Proceeding” shall have the meaning set forth in Section 10.09(b).

“Pro-Forma Financial Statements” shall have the meaning set forth in Section 3.04.
“PTA Business” means the research, development, manufacture, marketing, sale and distribution of PTA Products, as conducted by the Covidien Group as of the date hereof.
“PTA Intellectual Property” shall mean the following Intellectual Property owned by a member of the Covidien Group as of the Closing Date: (i) all Patents listed on Section 1.01(b) of the Disclosure Schedule, and (ii) all Intellectual Property (other than Patents and Trademarks) primarily related to the research, development and manufacture of PTA Products (except to the extent related to any Retained Product other than the PTA Products).
“PTA Materials” shall mean copies (or relevant excerpts thereof) owned by and in possession of the Covidien Group as of the Closing Date (except to the extent related to any Retained Product other than the PTA Products) of all books, records and files, including technical schematics, designs, manuals and other documentation, to the extent primarily related to the research, development and manufacture of the PTA Products.
“PTA Products” shall mean the following: (i) Covidien’s EverCross™ .035 percutaneous transluminal angioplasty balloon catheter; (ii) Covidien’s NanoCross Elite™ .014 percutaneous transluminal angioplasty balloon catheter; (iii) Covidien’s PowerCross™.018 percutaneous transluminal angioplasty balloon catheter; and (iv) Covidien’s RapidCross™ .014 percutaneous transluminal angioplasty balloon catheter.
“Purchase Price” shall have the meaning set forth in Section 2.04(a).
“Purchased Assets” shall have the meaning set forth in Section 2.01(a).
“Purchaser” shall have the meaning set forth in the preamble of this Agreement.
“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 6.06.
“Purchaser Savings Plan” shall have the meaning set forth in Section 6.05.
“Purchaser Specified Representations” shall mean the representations and warranties contained in this Agreement under Section 4.01 and Section 4.02(a).
“Regulatory Nonsatisfaction Notice” shall have the meaning set forth in Section 10.16.
“Release” shall mean actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure or facility.
“Relevant Authorities” shall have the meaning set forth in Section 9.01(e).

“Representatives” shall have the meaning set forth in Section 5.19.
“Retained CVI Obligations” shall have the meaning set forth in Section 2.02(b)(vii).
“Retained Names and Marks” shall have the meaning set forth in Section 5.05(a).
“Retained Products” means any products other than DCB Products, and “Retained Products” shall include (i) the PTA Products, (ii) any high-pressure balloon product, and (iii) any balloon-expandable stent, including the Visi-Pro® Peripheral Stent System.
“Seller” shall have the meaning set forth in the preamble of this Agreement.
“Seller’s Knowledge”, “Knowledge of Seller” or similar terms used in this Agreement shall mean the actual (but not constructive or imputed) knowledge of the Persons listed in Section 1.01(c) of the Disclosure Schedule as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), in each case, after making reasonable inquiry of the executives and managers having primary responsibility for the applicable subject matter.
“Seller Related Parties” shall have the meaning set forth in Section 9.02(c).
“Seller Specified Representations” shall mean the representations and warranties contained in this Agreement under Section 3.01, Section 3.02(a)(i), Section 3.02(b)(i), the first sentence of Section 3.09(c), Section 3.11(a) and Section 3.11(b).
“Specified Representations” shall mean the Purchaser Specified Representations and Seller Specified Representations.
“Straddle Period” shall mean any taxable period beginning prior to and ending on or after the Closing Date.
“Supply Agreement” shall have the meaning set forth in Section 2.06(e).
“Tax” or “Taxes” shall mean any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
“Tax Returns” shall mean any and all returns, reports, forms and statements (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
“Third-Party Claim” shall have the meaning set forth in Section 8.03(d)(i).
“Threshold” shall have the meaning set forth in Section 8.05.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.
“Transaction Agreement” shall mean that certain Transaction Agreement, dated as of June 15, 2014, among Medtronic, Inc., Medtronic Holdings Limited (f/k/a Kalani I Limited), Makani II Limited, Aviation Acquisition Co. Inc., Aviation Merger Sub, LLC and Covidien plc, including any amendments or supplements thereto.
“Transfer Time” shall have the meaning set forth in Section 6.01.
“Transferred Contracts” shall have the meaning set forth in Section 2.01(a)(v).
“Transferred Employee” shall have the meaning set forth in Section 6.08.
“Transferred Equipment” shall have the meaning set forth in Section 2.01(a)(ii).
“Transferred Intellectual Property” shall mean the following owned by a member of the Covidien Group as of the Closing Date: (i) all Patents listed on Section 2.01(a)(i) of the Disclosure Schedule, (ii) all Trademarks listed on Section 2.01(a)(i) of the Disclosure Schedule and (iii) all Intellectual Property (other than Patents and Trademarks) primarily related to the DCB Business.
“Transferred Inventory” shall have the meaning set forth in Section 2.01(a)(iii).
“Transferred Non-US Employee” shall have the meaning set forth in Section 6.08.
“Transferred Permits” shall have the meaning set forth in Section 2.01(a)(vi).
“Transferred Real Property Lease” shall mean the Lease Agreement, dated February 8, 2012, as amended from time to time, by and among Seller (as successor-in-interest to CV Ingenuity Corp.), John Arrillaga, or his Successor Trustee, UTA dated 7/20/77, as amended, and Richard T. Perry, or his Successor Trustee, UTA dated 7/20/77, as amended.
“Transferred US Employee” shall have the meaning set forth in Section 6.01.
“Transition Services Agreement” shall have the meaning set forth in Section 2.06(d).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Law.
“Willful Breach” shall mean a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.

“Workers’ Compensation Event” shall have the meaning set forth in Section 6.02.
1.02    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all terms defined in this Agreement have the respective meanings defined herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    references to a Person are also to its successors and permitted assigns;
(h)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
(i)    all references herein to “days” shall mean calendar days, unless otherwise indicated; and
(j)    all references to “U.S. dollars” and “$” are to the currency of the United States of America.
ARTICLE II
PURCHASE AND SALE
2.01    Purchase and Sale of Assets.
(k)    Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the payment of the Purchase Price and the assumption of the Assumed Liabilities, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and Purchaser shall purchase from Seller, all of the

Covidien Group’s right, title and interest, as of the Closing Date, in and to all the following assets related to the DCB Business (collectively, the “Purchased Assets”):
(i)    the Transferred Intellectual Property;
(ii)    all machinery and equipment, molds, dies and other tools primarily used or held for use in the DCB Business, wherever located (collectively, the “Transferred Equipment”), including such fixed assets listed in Section 2.01(a)(ii) of the Disclosure Schedule (with their respective locations);
(iii)    all inventories of finished DCB Products and inventories of raw materials and work in progress to the extent intended for use in the DCB Business, wherever located (collectively, the “Transferred Inventory”);
(iv)    all information, including proprietary and confidential information, including all business records, books, models, price lists, plans, designs, blueprints, schematic drawings, engineering data, customer lists and files, correspondence with customers and account histories, sales literature and promotional materials, information relating to the purchase of materials, supplies and services, research and commercial data, credit information, catalogs, brochures and training and other manuals, in each case to the extent such information is primarily related to the DCB Business; provided, however, that the Covidien Group shall be permitted to retain copies of any such information that also relates to Retained Products or any business other than the DCB Business;
(v)    (1) the Transferred Real Property Lease and (2) all other Contracts primarily related to the DCB Business, including the Contracts listed in Section 2.01(a)(v) of the Disclosure Schedule (collectively, the “Transferred Contracts”);
(vi)    all Permits issued to the Covidien Group primarily used or held for use in the DCB Business, including the Permits listed in Section 2.01(a)(vi) of the Disclosure Schedule (collectively, the “Transferred Permits”); provided, however, that the assignment hereunder of any Permit that is necessary for the performance of services by Seller under the Supply Agreement or the Transition Services Agreement shall not be effective until the termination or expiration of such services under such applicable agreement(s) that require such Permits;
(vii)    all of the Covidien Group’s rights, causes of action, claims, defenses, counterclaims, rights of offset, deposits, prepayments, refunds, judgments and demands of whatever nature, known or unknown, to the extent primarily related to the DCB Business, the Purchased Assets or the Assumed Liabilities;
(viii)    all assets relating to any employee benefit plan in which any DCB Employee employed in the DCB Business participates, to the extent transferred to Purchaser (i) pursuant to Article VI hereof or (ii) by operation of applicable Law; and

(ix)    the goodwill of any member of the Covidien Group to the extent primarily related to the DCB Business or the Purchased Assets.
(l)    Notwithstanding any provisions in this Agreement to the contrary, Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to Purchaser, and Purchaser shall not purchase, and the Purchased Assets shall not include, any member of the Covidien Group’s right, title and interest to any assets of any member of the Covidien Group not expressly included in the Purchased Assets (the “Excluded Assets”), including:
(i)    all Cash and Cash Equivalents of any member of the Covidien Group on hand, in lock boxes, in financial institutions or elsewhere;
(ii)    all stock or equity interests in any Person;
(iii)    (A) any refunds or credits attributable to Excluded Taxes paid by Seller or otherwise indemnified by Seller under this Agreement, or (B) Tax loss carryforwards or similar income Tax attributes of the Covidien Group;
(iv)    the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of any member of the Covidien Group, as well as any other records or materials relating to any member of the Covidien Group generally and not primarily related to the Purchased Assets or the operation of the DCB Business;
(v)    the Excluded Intellectual Property;
(vi)    all rights of any member of the Covidien Group under this Agreement and the Ancillary Agreements;
(vii)    the Tax records (including Tax Returns and supporting workpapers) for any Pre-Closing Period, and any other Tax records of any member of the Covidien Group that are unrelated to the Purchased Assets;
(viii)    all current and former insurance policies of any member of the Covidien Group and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(ix)    except as provided in Article VI or transferred by operation of Law, all Benefit Plans and any assets of any Benefit Plans;
(x)    all accounts and notes receivable of any member of the Covidien Group, including any accounts or notes receivable of the DCB Business arising prior to the Closing Date;
(xi)    any claims arising out of or related to any Excluded Liabilities;

(xii)    all of the Covidien Group’s rights, causes of action, claims, defenses, counterclaims, rights of offset, deposits, prepayments, refunds, judgments and demands of whatever nature, known or unknown, to the extent not included in the Purchased Assets;
(xiii)    all of the rights and interests of any member of the Covidien Group in and to all correspondence and documents in connection with the sale of the DCB Business, including all confidentiality agreements entered into by any member of the Covidien Group and all correspondence and documents subject to attorney‑client or other legal privilege;
(xiv)    any right, property or asset used or held for use for the purpose of providing any overhead or shared services or, except as set forth in the Transition Services Agreement, any right of the DCB Business to receive overhead or shared services;
(xv)    any right, property or asset owned by any member of the Medtronic Group;
(xvi)    all machinery and equipment, molds, dies and other tools used or held for use in the PTA Business, wherever located;
(xvii)    all inventories of finished PTA Products and inventories of raw materials and work in progress to the extent intended for use in the PTA Business, wherever located;
(xviii)    the manufacturing, packaging and labeling equipment set forth on Section 2.01(b)(xviii) of the Disclosure Schedule; and
(xix)    any real property currently or formerly owned, leased, occupied or used in connection with the DCB Business (other than the Transferred Real Property Lease) or by the Covidien Group in connection with any other business.
For purposes of this Agreement, in determining whether an asset, Contract or other property is “primarily” related to or used or held for use in the DCB Business or otherwise, such determination shall take into account revenues, assets, personnel, registrations and other relevant factors.
2.02    Assumption and Exclusion of Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume, and agree to pay, perform and discharge when due, the following Liabilities of the Covidien Group, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, on- or off-balance sheet or determined or determinable as of the Closing Date (collectively, the “Assumed Liabilities”):
(i)    all Liabilities of the Covidien Group under the Transferred Contracts to the extent arising on or after the Closing Date;

(ii)    all Liabilities under the Transferred Real Property Lease to the extent arising on or after the Closing Date;
(iii)    all Liabilities with respect to the Transferred Employees to the extent arising on or after the Closing Date;
(iv)    all other Liabilities expressly assumed by Purchaser pursuant to Article VI;
(v)    the obligations of Covidien Group S.a.r.l. under Sections 3.4(d)-(e) of the CVI Merger Agreement;
(vi)    (A) all Taxes relating to the Purchased Assets or the DCB Business, other than Excluded Taxes, and (B) all Taxes allocated to Purchaser pursuant to Section 5.13; and
(vii)    all Liabilities relating to, resulting from, caused by, or arising out of the ownership, operation or control of the DCB Business, the ownership or use of the Purchased Assets, or the manufacturing, marketing, distribution or sale of the DCB Products, in each case, to the extent arising on or after the Closing Date, including Liabilities arising out of the following:
(A)    any accident or occurrence resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property to the extent arising on or after the Closing Date;
(B)    any violation of any Law or Governmental Order to the extent arising on or after the Closing Date;
(C)    product complaints, recalls, market withdrawals and field corrections with respect to DCB Products to the extent arising from events or circumstances occurring on or after the Closing Date; or
(D)    any Release of or exposure to any Hazardous Material (excluding any migration of or exposure to any Release of Hazardous Materials to the extent first occurring prior to the Closing Date) on or after the Closing Date.
(b)    Notwithstanding any provisions in this Agreement to the contrary, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any Liabilities other than the Assumed Liabilities and any Liabilities that will become Assumed Liabilities following the Closing, including the following Liabilities (collectively, the “Excluded Liabilities”):
(i)    all Excluded Taxes;

(ii)    all Liabilities to the extent relating to or arising out of the Excluded Assets;
(iii)    all accounts payable and other accrued expenses of the DCB Business arising prior to the Closing Date;
(iv)    all Liabilities with respect to the Transferred Employees to the extent arising prior to the Closing Date;
(v)    all Liabilities related to Benefit Plans (except to the extent expressly assumed by Purchaser pursuant to Article VI);
(vi)    Seller’s obligations under this Agreement and the Ancillary Agreements;
(vii)    all obligations of Covidien Group S.a.r.l., except for those arising under Sections 3.4(d)-(e) of the CVI Merger Agreement (the “Retained CVI Obligations”);
(viii)    any Liabilities of any member of the Covidien Group to pay any indebtedness for borrowed money incurred prior to the Closing Date; and
(ix)    all Liabilities relating to, resulting from, caused by, or arising out of the ownership, operation or control of the DCB Business, the ownership or use of the Purchased Assets, or the manufacturing, marketing, distribution or sale of the DCB Products, in each case to the extent arising prior to the Closing Date, including Liabilities arising out of the following:
(A)    any accident or occurrence resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property to the extent arising prior to the Closing Date;
(B)    any violation of any Law or Governmental Order to the extent arising prior to the Closing Date;
(C)    product complaints, recalls, market withdrawals and field corrections with respect to DCB Products to the extent arising prior to the Closing Date; or
(D)    any Release of or exposure to any Hazardous Material prior to the Closing Date.
(c)    Nothing in this Section 2.02 shall be construed as expanding the scope of the license granted to Purchaser and its Affiliates in Section 5.06, which shall constitute Purchaser’s and its Affiliates’ sole and exclusive rights with respect to the PTA Intellectual Property or the PTA Products.
2.03    Consents.

(a)    Notwithstanding any provision herein to the contrary, there shall be excluded from the transactions contemplated by this Agreement any Purchased Asset that is not assignable or transferable without the consent of any Person other than Seller or any Affiliate of Seller or Purchaser, to the extent that such consent shall not have been obtained prior to the Closing; provided, however, that each of Seller and Purchaser shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment or transfer thereof (to the extent assignable or transferrable under applicable Law), it being understood that neither Seller nor any of its Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent. Upon obtaining the requisite third-party consent thereto, such Purchased Asset shall promptly be transferred and assigned to Purchaser hereunder. In the event that Seller’s commercially reasonable efforts to obtain all necessary consents to any assignment or transfer are insufficient to obtain such consent, Seller shall have no liability for such failure to obtain such consent.
(b)    Notwithstanding anything herein to the contrary, with respect to any Purchased Asset that is not assigned or transferred to Purchaser at the Closing by reason of Section 2.03(a), after the Closing and until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser, the Parties shall cooperate with each other, upon the written request of Purchaser, in endeavoring to obtain for Purchaser, at no cost to Seller, an arrangement with respect thereto to provide for Purchaser substantially comparable benefits therein, and Purchaser agrees to indemnify Seller in respect of all Liabilities of Seller in respect of any such arrangement or its retention of any such Purchased Asset.
(c)    Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from third parties in connection with the Purchased Assets and that such consents have not been and may not be obtained. Except as otherwise provided in clauses (a) and (b) in this Section 2.03, Purchaser agrees that Seller shall have no liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Transferred Real Property Lease, Transferred Contract or Transferred Permit as a result thereof. Purchaser further agrees that (i) no condition to Purchaser’s obligations to close the transactions contemplated by Section 7.01 shall be deemed not satisfied solely as a result of (A) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (B) any Action, commenced or threatened by or on behalf of any Person, arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination and (ii) no representation or warranty of Seller contained herein shall be breached or deemed breached solely as a result of (A) the failure to obtain any consent or as a result of any default, acceleration or termination relating to any Transferred Contract included on Section 3.02(a)(iii) of the Disclosure Schedule or (B) any Action, commenced or threatened by or on behalf of any Person, arising out of or relating to the failure to obtain any consent or any default, acceleration or termination in respect of any such Transferred Contract.

2.04    Purchase Price; Allocation of Purchase Price.
(a)    The purchase price for the Purchased Assets shall be $30,000,000 (the “Purchase Price”).
(b)    Within forty-five (45) days after the Closing, Seller shall provide an allocation of the Purchase Price (and any liabilities the Purchaser is treated as assuming) among the Purchased Assets as of the Closing in accordance with Section 1060 of the Code (the “Draft Allocation”), and shall deliver such Draft Allocation to the Purchaser. Purchaser may notify Seller in writing that Purchaser objects to one or more items reflected in the Draft Allocation within ten (10) days after delivery of the Draft Allocation to Purchaser. In the event of any such objection, Seller and Purchaser shall negotiate in good faith to resolve such dispute. If Purchaser does not provide notice of any objection, or if Seller and Purchaser are able to agree on a revision of the Draft Allocation, the resulting allocation (the “Agreed Allocation”) shall be deemed final. Any subsequent adjustments to the Purchase Price (including the Assumed Liabilities) shall be reflected in the Agreed Allocation by the Parties in a manner consistent with the Agreed Allocation and Section 1060 of the Code. If Seller and Purchaser are unable to agree on an allocation within twenty (20) days after Purchaser’s objection, the Parties will submit any disputed items to an independent Tax accounting expert mutually agreeable to Purchasers and Seller (bearing the cost of such expert equally between Purchasers on the one hand, and Seller on the other hand), and the determination of such expert shall be binding on Purchasers and Seller, and such allocation shall constitute an Agreed Allocation for purposes of this Section 2.04(b). Seller and Purchaser undertake and agree to timely file any information that may be required to be filed pursuant to Section 1060 of the Code and shall use the Agreed Allocation in connection with the preparation of IRS Form 8594 as such form relates to the transactions contemplated by this Agreement. Each of Seller and Purchaser agree to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date. For all Tax purposes, Purchaser and Seller agree that neither of them will take, nor will either permit its Affiliates to take, any position inconsistent with the Agreed Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise. In the event that the Agreed Allocation is disputed by any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes, the Party receiving notice of the dispute shall promptly notify the other Party, and Seller and Purchaser agree to use their commercially reasonable efforts to defend such Agreed Allocation in any audit or similar proceeding.
2.05    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 at 10:00 A.M. local time as soon as practical, and in any event no later than on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Sections 7.01 and 7.02 (other than those conditions that are to be satisfied by acts to be taken at the Closing, but subject to the waiver or fulfillment of such conditions), or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
2.06    Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(a)    the Bill of Sale, the Assignment of Lease, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser to effect the transfer of the Purchased Assets to Purchaser or evidence such transfer on the public records, in each case duly executed by Seller;
(b)    a counterpart of the Assumption Agreement duly executed by Seller;
(c)    a counterpart of the CVI Assignment and Assumption Agreement duly executed by Covidien Group S.a.r.l.;
(d)    a counterpart of a Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”) duly executed by Seller;
(e)    a counterpart of a Supply Agreement in substantially the form attached hereto as Exhibit G (the “Supply Agreement”) duly executed by Seller; and
(f)    a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Sections 7.01(a) and 7.01(b).
2.07    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:
(a)    the Purchase Price by wire transfer in immediately available funds to the account(s) designated in writing by Seller;
(b)    counterparts of the Assumption Agreement, the Assignment of Lease, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance reasonably satisfactory to Seller, as may be requested by Seller to effect the assumption by Purchaser of the Assumed Liabilities and to evidence such assumption on the public records, in each case duly executed by Purchaser;
(c)    a counterpart of the CVI Assignment and Assumption Agreement duly executed by Purchaser;
(d)    a counterpart of the Transition Services Agreement duly executed by Purchaser;
(e)    a counterpart of the Supply Agreement duly executed by Purchaser; and

(f)    a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Section 7.02(a) and 7.02(b).
2.08    Wrong Pocket Provisions.
(a)    If, at any time following the Closing, either Party becomes aware that any Purchased Asset which should have been transferred to, or any Assumed Liability (whether arising prior to, at or following the Closing) which should have been assumed by, Purchaser pursuant to the terms of this Agreement was not transferred to or assumed by Purchaser as contemplated by this Agreement, then (i) Seller shall promptly transfer or cause its Affiliates to transfer such Purchased Asset to Purchaser, and (ii) Purchaser shall promptly assume or cause its Affiliates to assume such Assumed Liability, in each case for no consideration and at Seller’s expense.
(b)    If, at any time following the Closing, either Party becomes aware that any Excluded Asset which should have been retained by, or any Excluded Liability (whether arising prior to, at or following the Closing) which should have been retained by, Seller pursuant to the terms of this Agreement was transferred to or assumed by Purchaser, then (i) Purchaser shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to Seller, and (ii) Seller shall promptly assume or cause its Affiliates to assume such Excluded Liability, in each case for no consideration and at Purchaser’s expense.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, except as set forth in the Disclosure Schedule, that the statements set forth below are true and correct as of the date hereof (except with respect to any such statement that is expressly made as of a specific date, which statement shall be true and correct as of such date). Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
3.01    Organization, Authority and Binding Effect.
(d)    Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(e)    The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership action on the part of Seller.
(f)    This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Covidien Group S.a.r.l. is a Luxembourg company duly formed, validly existing and in good standing under the laws of Luxembourg and has all necessary power and authority to enter into the CVI Assignment and Assumption Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.
(h)    The execution and delivery of the CVI Assignment and Assumption Agreement by Covidien Group S.a.r.l., the performance by Covidien Group S.a.r.l. of its obligations thereunder and the consummation by Covidien Group S.a.r.l. of the transactions contemplated thereby have been duly authorized by all requisite company action on the part of Covidien Group S.a.r.l..
(i)    Upon its execution, the CVI Assignment and Assumption Agreement shall have been duly executed and delivered by Covidien Group S.a.r.l. and (assuming due authorization, execution and delivery by Purchaser) shall constitute the legal, valid and binding obligation of Covidien Group S.a.r.l., enforceable against Covidien Group S.a.r.l. in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
3.02    No Conflict.
(d)    Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (i) violate, conflict with or result in the breach of the certificate of limited partnership or agreement of limited partnership of Seller, (ii) conflict with or violate any Law or Governmental Order applicable to Seller or (iii) except as set forth in Section 3.02(a)(iii) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Transferred Contract, except, in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (B) have a Material Adverse Effect.
(e)    The execution, delivery and performance of the CVI Assignment and Assumption Agreement by Covidien Group S.a.r.l. does not and will not (i) violate, conflict with or result in the breach of the organizational documents of Covidien Group S.a.r.l., (ii) conflict with or violate any Law or Governmental Order applicable to Covidien Group S.a.r.l. or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, the CVI Merger Agreement, except, in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of Covidien Group S.a.r.l. to carry out its obligations under, and to consummate the transactions contemplated by, the CVI Assignment and Assumption Agreement or (B) have a Material Adverse Effect.
3.03    Governmental Consents and Approvals.
(c)    Except as set forth in Section 3.03 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) for the acceptance and approval by the FTC of this Agreement and the transactions contemplated hereby, (ii) any other approvals required solely because of the Acquisition or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (A) prevent, materially delay or materially impede the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or (B) have a Material Adverse Effect.
(d)    The execution, delivery and performance of the CVI Assignment and Assumption Agreement by Covidien Group S.a.r.l. does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent, materially delay or materially impede the consummation by Covidien Group S.a.r.l. of the transactions contemplated by the CVI Assignment and Assumption Agreement or have a Material Adverse Effect.
3.04    Financial Information.
(a)    Attached as Section 3.04 of the Disclosure Schedule are (i) the unaudited pro-forma statement of net assets of the DCB Business as at September 27, 2013 and the related unaudited pro-forma statement of operations for the fiscal year ended September 27, 2013 (the “Annual Pro-Forma Financial Statements”) and (ii) the unaudited pro-forma statement of net assets of the DCB Business (the “Interim Net Assets Statement”) as at June 27, 2014 (the “Net

Assets Statement Date”) and the related unaudited pro-forma statement of operations of the DCB Business for the nine (9) months ended on the Net Assets Statement Date (together with the Annual Pro-Forma Financial Statements, collectively, the “Pro-Forma Financial Statements”). The Pro-Forma Financial Statements, except as described therein or in Section 3.04 of the Disclosure Schedule, and except for the absence of footnotes, have been prepared in accordance with GAAP consistently followed throughout the periods indicated. The Pro-Forma Financial Statements fairly present, in all material respects, the financial position of the DCB Business at the respective dates thereof and the results of the operations of the DCB Business for the respective periods covered thereby.
(b)    Seller has no Liabilities with respect to the DCB Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Interim Net Assets Statement as of the Net Assets Statement Date (or referred to in the notes thereto), (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Net Assets Statement Date and which are not, individually or in the aggregate, material in amount, (iii) Liabilities under an executory portion of a contract (excluding Liabilities for breach, non-performance of default) and (iv) Liabilities disclosed on the Disclosure Schedule.
3.05    Absence of Certain Changes. Since the Net Assets Statement Date through the date hereof, except as set forth in Section 3.05 of the Disclosure Schedule, Seller has conducted the DCB Business in the ordinary course and there has not been any:
(g)    sale, lease, license, abandonment or other disposition by any member of the Covidien Group of any material Purchased Assets, except in the ordinary course of business;
(h)    increase or enhancement of the compensation or benefits of any DCB Employee, other than any increase in wages or salaries in the ordinary course of business consistent with past practice or as required by applicable Law or pursuant to the terms of any Benefit Plan as in effect on the date hereof;
(i)    cancellation or waiver of any material claims or material rights of substantial value to the DCB Business, other than in the ordinary course of business;
(j)    event, occurrence or development that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(k)    material damage, destruction, loss or casualty of or to any of the Purchased Assets; or
(l)    execution by any member of the Covidien Group of any Contract or letter of intent (whether or not binding) to do any of the foregoing.
3.06    Litigation. Except as set forth in Section 3.06 of the Disclosure Schedule, as of the date hereof there is no Action pending by or against any member of the Covidien Group relating to or affecting the DCB Business, the Purchased Assets or the Assumed Liabilities, or to the Knowledge of Seller, threatened in writing, except for such Actions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
3.07    Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 3.08) or as set forth in Section 3.07 of the Disclosure Schedule:
(c)    The Covidien Group is in compliance, and has been in compliance for the five (5) years preceding the date hereof, in all material respects with all Laws applicable to the ownership of the Purchased Assets or the operation of the DCB Business;
(d)    The Covidien Group possesses, and has possessed for the five (5) years preceding the date hereof, all material Permits necessary for the conduct of the DCB Business as currently conducted;
(e)    The Covidien Group is in compliance, and has been in compliance for the five (5) years preceding the date hereof, in all material respects with all regulations issued by the FDA and non‑United States equivalent agencies applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the operation of the DCB Business;
(f)    Seller has not received any written notice or other written communication from the FDA or any other Governmental Authority within the five (5) years preceding the date hereof alleging any violation of any Laws by the Covidien Group with respect to the operation of the DCB Business;
(g)    There have been no recalls, field notifications or seizures ordered or material adverse regulatory Actions taken (or, to the Knowledge of Seller, threatened) by the FDA or any other Governmental Authority with respect to the operation of the DCB Business, including any facilities where any DCB Products are produced, processed, packaged or stored. Within the five (5) years preceding the date hereof the Covidien Group has not, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any DCB Product; and
(h)    During the five (5) years preceding the date hereof, the Covidien Group has not, in connection with the operation of the DCB Business, had any manufacturing site subject to a Governmental Authority (including the FDA) shutdown or import or export prohibition, or received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Authority and alleging or asserting noncompliance with any applicable Legal Requirements, Permits, and, to the Knowledge of Seller, neither the FDA nor any Governmental Authority has advised Seller in writing that it is considering such action.

3.08    Environmental Matters. Except as set forth in Section 3.08 of the Disclosure Schedule, and except as has not had and would not reasonably be expected to have a Material Adverse Effect:
(a)    Seller has operated the Leased Real Property and the DCB Business in compliance with all Environmental Laws;
(b)    Seller has obtained all Permits relating to Environmental Law necessary for the operation of the DCB Business as presently conducted, all such Permits are in good standing, and Seller is in compliance with the conditions of all such Permits;
(c)    the Leased Real Property is not listed on the National Priorities List under CERCLA or any similar state or local list of sites pertaining to releases of Hazardous Materials or to landfills requiring investigation or clean-up;
(d)    Seller has not, in connection with the operation of the DCB Business, transported or arranged for the transportation, processing or disposal of any Hazardous Material to any facility or location that is listed or, to the Knowledge of Seller, proposed to be listed on the National Priorities List under CERCLA or on any similar state or local list, or in a manner that would reasonably be expected to result in an Action against Seller under any Environmental Law;
(e)    Seller has neither entered into or agreed to any Governmental Order nor received any notice in writing alleging noncompliance by or liability of Seller, in each case with respect to Environmental Law that relates to the operation of the DCB Business or the Purchased Assets, and Seller is not subject to any Governmental Order relating to compliance with, or addressing the presence or Release of Hazardous Materials under, any Environmental Law in connection with the operation of the DCB Business;
(f)    to the Knowledge of Seller, there has been no Release of or exposure to any Hazardous Material on, under or from the Leased Real Property, and, to the Knowledge of Seller, there are no other facts and circumstances, in each case, that could reasonably be expected to form the basis of any Action relating to any applicable Environmental Law against the Seller with respect to the DCB Business or the Purchased Assets; and
(g)    the Seller has not contractually retained or assumed any Liabilities that could reasonably be expected to form the basis of any Action relating to any Environmental Law against the Seller with respect to the DCB Business or the Purchased Assets.
3.09    Intellectual Property.
(a)    Section 3.09(a) of the Disclosure Schedule accurately identifies the following Transferred Intellectual Property: (i) each Patent, registered or applied-for Trademark and registered Copyright and (ii) the jurisdiction in which such item has been registered or filed and the applicable registration and/or serial number. To the Knowledge of Seller, all registered Transferred Intellectual Property is valid, subsisting and enforceable.
(b)    Section 3.09(b) of the Disclosure Schedule lists each Contract (i) included in the Transferred Contracts by which any material Intellectual Property is licensed to any member of the Covidien Group, except non-exclusive licenses for generally available software, and (ii) by which any Transferred Intellectual Property is licensed by any member of the Covidien Group to a third party; in each case, other than any licenses ancillary to commercial agreements entered into in the ordinary course of business.
(c)    Except as set forth in Section 3.09(c) of the Disclosure Schedule, the Transferred Intellectual Property, together with the Intellectual Property licensed pursuant to Section 5.06, includes all Intellectual Property owned by any member of the Covidien Group as of the date hereof necessary and sufficient and material to the conduct of the DCB Business as and where conducted on the date hereof. To the Knowledge of Seller, the operation of the DCB Business as currently operated by the Covidien Group does not violate, infringe, misappropriate or misuse any valid, Intellectual Property of any third party.
(d)    To the Knowledge of Seller, the manufacture, marketing and distribution of the current DCB Products as contemplated by Seller will not violate, infringe, misappropriate or misuse any valid Intellectual Property of any third party or contain any Intellectual Property misappropriated from any third party.
(e)    Except as set forth in Section 3.09(e) of the Disclosure Schedule, each item of registered Intellectual Property listed in Section 3.09(a) of the Disclosure Schedule (i) has not been abandoned or canceled, (ii) has been maintained effective by all requisite filings, renewals and payments and (iii) to the Knowledge of Seller, remains in full force and effect.
(f)    A member of the Covidien Group exclusively owns all right, title and interest to and in all Transferred Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances.
(g)    Except as set forth in Section 3.09(g) of the Disclosure Schedule, to the Knowledge of Seller, no member of the Covidien Group has received any notice or other communication (in writing or otherwise) of any claim from any third party and no third party claims or Actions are pending (i) challenging the right of any member of the Covidien Group to use any third party Intellectual Property in connection with the operation of the DCB Business or alleging any violation, infringement, misappropriation or misuse by any member of the Covidien Group of third party Intellectual Property in connection with the operation of the DCB Business, (ii) challenging the ownership rights of any member of the Covidien Group in or the scope, validity or enforceability of any Transferred Intellectual Property or (iii) challenging or requesting indemnification as a result of alleged violation, infringement, misappropriation or misuse by any member of the Covidien Group of third party Intellectual Property in connection with a DCB Product.

(h)    Except as set forth in Section 3.09(h) of the Disclosure Schedule, no member of the Covidien Group has made any claim of violation, infringement, misappropriation or misuse by any third party of any member of the Covidien Group’s rights to any Transferred Intellectual Property.
(i)    Each Person who is or was an employee or contractor of any member of the Covidien Group and who is or was materially involved in the creation or development of any Transferred Intellectual Property has signed a valid, enforceable agreement containing an assignment of Transferred Intellectual Property to such member of the Covidien Group and confidentiality provisions protecting material Transferred Intellectual Property.
(j)    To the Knowledge of Seller, no Person who is or was an employee or contractor of any member of the Covidien Group and who is or was involved in the creation or development of any Transferred Intellectual Property or DCB Products has performed services in a manner that would give a Governmental Authority, university, college or other educational institution or research center any material ownership, license or other right to any Transferred Intellectual Property.
(k)    Each member of the Covidien Group has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material confidential proprietary information included in the Transferred Assets.
3.10    Real Property.
(a)    Seller does not hold fee title (or equivalent) interest in any real property used primarily in the conduct of the DCB Business.
(b)    Except as described in Section 3.10(b) of the Disclosure Schedule, (i) Seller has made available to Purchaser a true and complete copy of the Transferred Real Property Lease, (ii) there has not been any sublease or assignment entered into by Seller in respect of the Transferred Real Property Lease, (iii) Seller holds a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, (iv) Seller is not, and to the Knowledge of Seller the lessor under the Transferred Real Property Lease is not, in material default of the Transferred Real Property Lease, (v) to the Knowledge of Seller, the use of the Leased Real Property in the operation of the DCB Business, as used by Seller as of the date hereof, does not violate in any material respect any local zoning or similar land use Laws, and (vi) to the Knowledge of Seller, there is no condemnation by an Governmental Authority pending or threatened that would adversely affect the Leased Real Property as currently used in the operation of the DCB Business.
3.11    Personal Property; Condition and Sufficiency of Assets.
(a)    Seller will have good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the tangible personal property included in the Purchased Assets immediately prior to the Closing.
(b)    Except for (i) properties and assets to be used by Seller in fulfillment of its obligations under the Transition Services Agreement or the Supply Agreement and (ii) as otherwise set forth in Section 3.11(b) of the Disclosure Schedule, the Purchased Assets include all of the material tangible personal properties and assets owned or leased by any member of the Covidien Group that are used primarily in and necessary and sufficient for the conduct of the DCB Business as currently conducted.
(c)    Except as set forth in Section 3.11(c) of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in all material respects in good operating condition and repair and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of repairs except for ordinary, routine repairs that are not material in nature or cost.
3.12    Employees; Employee Benefit Matters.
(a)    Seller has provided to Purchaser a complete and correct list, as of the date hereof, of each DCB Employee, which list also sets forth, as of the date hereof, each DCB Employee’s (i) current annual base salary, target bonus opportunity and, if applicable, commission opportunity, (ii) job title, (iii) the amount of any unpaid bonus for the previous fiscal year, (iv) the date and amount of the most recent increase in compensation (including base salary, target bonus opportunity and, if applicable, commission opportunity), (v) employment status (e.g., whether or not on leave), (vi) work location, (vii) vacation entitlement formula, (viii) amount of accrued but unused vacation, (ix) credited service date and (x) date of hire and number of years in the current position.
(b)    Section 3.12(b) of the Disclosure Schedule sets forth all material employee benefit plans (as defined in ERISA Section 3(3)) and all bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, change in control or other benefit plans, programs or arrangements, which are maintained, contributed to or sponsored by, or are required to be maintained, contributed to, or sponsored by, Seller or an ERISA Affiliate and which provide for payments or benefits to or for the benefit of any DCB Employee (all such plans, programs or arrangements, whether material or not material, the “Benefit Plans”). With respect to each material Benefit Plan, Seller has made available to Purchaser, as applicable, (i) the plan documents and any amendment thereto, (ii) the summary plan description, including a summary of any material modifications, or other written documentation describing the material terms of such Benefit Plan, (iii) the most recent annual reports under Form 5500 (including applicable schedules and attachments thereto) or such similar reports, statements or information returns required to be filed with, or delivered to, any Governmental Authority having jurisdiction with respect to such Benefit Plan or (iv) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto.

(c)    Except as would not, individually or in the aggregate, be expected to result in a material liability of Purchaser or its Affiliates, each Benefit Plan has been operated and administered in accordance with its terms and in compliance with ERISA, the Code and all other applicable Laws. Neither Seller nor any ERISA Affiliate is subject to any liability under Title IV of ERISA that would reasonably be expected to result in a liability of Purchaser and its Affiliates on or after the Closing Date.
(d)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in combination with any other event) will constitute a triggering event under any Benefit Plan that will or may result in any payment or benefit (including payments or benefits that would not be deductible under Section 280G of the Code).
(e)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS. No such determination or opinion letter has been revoked, and, to Seller’s Knowledge, revocation has not been threatened. To Seller’s Knowledge, no such Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would adversely affect its qualification. Each Benefit Plan which, under the applicable Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and has in all material respects been maintained in good standing with applicable requirements of the applicable Governmental Authority, and if intended to qualify for special tax treatment, is in compliance in all material respects with the requirements for such treatment and no such Benefit Plan is a defined benefit plan.
3.13    Labor Matters. Except as set forth in Section 3.13 of the Disclosure Schedule, as of the date hereof there are no (a) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to any DCB Employees pending or, to the Knowledge of Seller, threatened against or affecting the DCB Business, (b) grievance or arbitration proceedings arising out of collective bargaining agreements covering any DCB Employee (other than informal grievances), (c) unfair labor practice complaints related to the DCB Business pending or, to the Knowledge of Seller, threatened against Seller, or (d) collective bargaining agreements or other labor union contracts applicable to any DCB Employees. To the Knowledge of Seller, as of the date hereof, there are no currently ongoing activities or proceedings of any labor union to organize any DCB Employees.
3.14    Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) all material Tax Returns in respect of Taxes required to have been filed with respect to the DCB Business or the Purchased Assets have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, complete and correct in all material respects, (b) all material Taxes required to be paid with respect to the DCB Business or the Purchased Assets have been timely paid, (c) Seller has not received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any material Taxes relating to the DCB Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn, (d) there are no outstanding written waivers or agreements extending the statute of limitations for any period with respect to any Tax relating to the DCB Business or the Purchased Assets, and (e) there are no Tax liens on any of the Purchased Assets, other than Permitted Encumbrances.
3.15    Material Contracts.
(a)    Section 3.15(a) of the Disclosure Schedule sets forth as of the date hereof a list of the following Contracts (excluding any intercompany Contracts among Seller and its Affiliates that are not Transferred Contracts) that primarily relate to the DCB Business and to which a member of the Covidien Group is a party, true and correct copies of which Seller has made available to Purchaser (each, a “Material Transferred Contract”):
(i)    each lease or other Contract under which a member of the Covidien Group is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party that requires rental payments in excess of $200,000 per annum or $500,000 in the aggregate;
(ii)    each Contract with any DCB Employee requiring payments of base salary in excess of $150,000 per annum, other than any Contract which by its terms is cancelable by a member of the Covidien Group with notice of not more than thirty (30) days (or such longer period as required by Law) and without cancellation penalties or severance payments;
(iii)    each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee in respect of indebtedness for borrowed money or any agreement that creates a material Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset;
(iv)    each customer Contract requiring payments to the Covidien Group with respect to DCB Products in excess of $100,000 per annum or $500,000 in the aggregate;
(v)    each outstanding Contract with vendors requiring payments by the Covidien Group with respect to DCB Products in excess of $100,000 per annum or $500,000 in the aggregate;
(vi)    each Contract materially restricting the ability of Seller to engage in any business or compete with any Person; and
(vii)    each material joint venture Contract and material joint product development Contract.
(b)    Except as disclosed in Section 3.15(b) of the Disclosure Schedule, to the Knowledge of Seller, each Transferred Contract set forth on Section 3.15(a) of the Disclosure Schedule is a valid and binding obligation of a member of the Covidien Group, enforceable against such member of the Covidien Group in accordance with its terms and, to the Knowledge of Seller, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and neither such member of the Covidien Group nor, to the Knowledge of Seller, any other party thereto, is in material breach of or default under any such Transferred Contract.
3.16    Brokers. Except for Perella Weinberg Partners LP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates. Seller and its Affiliates shall be solely responsible for payment of the fees and expenses of Perella Weinberg Partners LP.
3.17    Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS OR THE PTA INTELLECTUAL PROPERTY. SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS OR THE PTA INTELLECTUAL PROPERTY, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY, IMPLIED OR ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, QUALITY OR NON-INFRINGEMENT. SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PTA BUSINESS OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN EXPRESSLY RELATED TO THE PTA INTELLECTUAL PROPERTY. EXCEPT AS SET FORTH EXPRESSLY IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III, THE CONDITION OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS, AND THE PTA INTELLECTUAL PROPERTY SHALL BE “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS OR THE PTA INTELLECTUAL PROPERTY.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements set forth below are true and correct as of the date hereof (except with respect to any such statement that is expressly made as of a specific date, which statement shall be true and correct as of such date).

4.01    Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which Purchaser is a party shall have been, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which Purchaser is a party shall constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.02    No Conflict. Except as set forth in Section 4.02 of the Disclosure Schedule, assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.
4.03    Governmental Consents and Approvals. Except as set forth in Section 4.03 of the Disclosure Schedule, except for the acceptance and approval by the FTC of this Agreement and the transactions contemplated hereby and any other approvals required solely because of the Acquisition, the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.
4.04    Financing. Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary

Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby. Upon the consummation of such transactions, (a) Purchaser will not be insolvent, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Purchaser will not be impaired.
4.05    Litigation. As of the date hereof, no Action by or against Purchaser or any of its Affiliates is pending or, to the best knowledge of Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
4.06    Brokers. Except for Piper Jaffray & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates. Purchaser shall be solely responsible for payment of the fees and expenses of Piper Jaffray & Co.
4.07    Independent Investigation; Seller Representations.
(h)    Purchaser has conducted its own independent investigation, review and analysis of the DCB Business, the Purchased Assets, the Assumed Liabilities and the PTA Intellectual Property. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the DCB Business and the PTA Business for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives (except the specific representations and warranties of Seller set forth in Article III or in any Ancillary Agreement). Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III and in the Ancillary Agreements, none of Seller, its Affiliates, nor any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the DCB Business, the Purchased Assets, the Assumed Liabilities or the PTA Intellectual Property, and (b) other than the indemnification obligations of Seller set forth in Article VIII and in any Ancillary Agreement, none of Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or representatives of, or Purchaser’s use of, any information relating to the DCB Business, the Purchased Assets, the Assumed Liabilities, the PTA Intellectual Property or the PTA Business, including any information, documents or material made available to Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.
(i)    PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE

EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS OR THE PTA INTELLECTUAL PROPERTY, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY, IMPLIED OR ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, QUALITY OR NON-INFRINGEMENT. PURCHASER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PTA BUSINESS OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN EXPRESSLY RELATED TO THE PTA INTELLECTUAL PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III, PURCHASER TAKES THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS AND THE PTA INTELLECTUAL PROPERTY “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”. PURCHASER ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE DCB BUSINESS OR THE PTA INTELLECTUAL PROPERTY.
ARTICLE V
ADDITIONAL AGREEMENTS

5.01    Conduct of Business Prior to the Closing. Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, as required by Law, or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise contemplated, permitted, required or not otherwise restricted by this Agreement, between the date hereof and the Closing, Seller shall  conduct the DCB Business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact in all material respects the business organization of the DCB Business. Except as described in Section 5.01 of the Disclosure Schedule or as otherwise contemplated, permitted, required or not otherwise restricted by this Agreement, Seller covenants and agrees that, between the date hereof and the Closing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will not:
(i)    sell, lease, license, abandon or otherwise transfer or dispose of any material Purchased Assets, except in the ordinary course of business;

(ii)    except as required under applicable Law or the terms of a Benefit Plan in effect on the date hereof, (A) grant any increase in or enhancement of the compensation or benefits of any DCB Employee, other than any increase in wages and salaries in the ordinary course of business consistent with past practice, (B) grant to any DCB Employee any increase in severance or termination pay, (C) enter into any employment, consulting, retention, severance, change-of-control or similar agreement with any DCB Employee whose annual base salary exceeds $100,000 or any collective bargaining agreement governing the employment of any DCB Employee or (D) enter into, establish, adopt or amend in any material respect any Benefit Plan;
(iii)    hire or promote any DCB Employee (A) as officer or director or (B) below the director level except to fill a vacancy in the ordinary course of business;
(iv)    cancel or waive any material claims or material rights that constitute Purchased Assets and are material to the DCB Business other than in the ordinary course of business;
(v)    enter into any Contract that would constitute a Material Transferred Contract, except in the ordinary course of business;
(vi)    incur, assume or guarantee any indebtedness for borrowed money in connection with the DCB Business except (1) unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or (2) any such guarantee or indebtedness that would not constitute an Assumed Liability;
(vii)    cancel any material debts or material claims or amend, terminate or waive any material rights constituting Purchased Assets;
(viii)    transfer, assign or grant any license or sublicense of any material rights under or with respect to any Transferred Intellectual Property, other than in the ordinary course of business;
(ix)    voluntarily permit to be incurred any Encumbrance on any material Purchased Assets, other than Permitted Encumbrances;
(x)    accelerate, terminate, materially modify or cancel any material Transferred Contract or Transferred Permits, other than in the ordinary course of business;
(xi)    make any loan (or forgive any loan to), or entry into any other transaction with, any current or former officers or employees of the DCB Business;
(xii)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, but only to the extent any such actions would adversely affect the DCB Business or the transactions contemplated by this Agreement; or

(xiii)    agree to take any of the actions specified in the foregoing clauses (i) through (xii).
5.02    Access to Information.
(c)    From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of Seller (in each case, to the extent relating to the DCB Business) and (ii) furnish to the officers, employees, and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the DCB Business as Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Purchaser’s expense, during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser (x) that relates to Taxes of Seller except to the extent solely and exclusively related to the Purchased Assets or the DCB Business, or (y) if such disclosure would, in Seller’s reasonable discretion, (A) cause significant competitive harm to the DCB Business if the transactions contemplated hereby are not consummated, (B) jeopardize any attorney‑client or other legal privilege or (C) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
(d)    In order to facilitate the resolution of any claims made against or incurred by Seller or its Affiliates relating to the DCB Business, for a period of seven (7) years after the Closing, Purchaser shall (i) retain the transferred books and records relating to the operation of the DCB Business prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller and its Affiliates reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.
5.03    Confidentiality.
(m)    Except to the extent required to comply with the obligations set forth in Section 5.04, the terms of the letter agreement dated as of August 6, 2014 (the “Confidentiality Agreement”) between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect. The Parties agree that all information provided to them, their Affiliates or their respective officers, directors, employees, agents, representatives, accountants or counsel in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(n)    Seller shall, and shall cause its Affiliates and its and their officers, directors, employees and advisors to, keep confidential and not disclose to any Person (i) any and all Transferred Intellectual Property and (ii) any other proprietary information relating to the DCB Business, except as required by Law and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public, other than as a result of a breach of this Section 5.03(b). The covenant set forth in this Section 5.03(b) shall terminate five (5) years after the Closing Date (except in respect of trade secrets, which shall remain in effect indefinitely).
5.04    Regulatory and Other Authorizations; Notices and Consents.
(g)    Upon the terms and subject to the conditions herein provided, each of the Parties agrees to cooperate and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including the satisfaction of the respective conditions set forth in Article VII. Seller shall use its commercially reasonable efforts to obtain all necessary consents to the assignment or transfer of the Purchased Assets to Purchaser (to the extent assignable or transferrable under applicable Law), it being understood that neither Seller nor any of its Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent. All fees and expenses incurred by the Parties in connection with the actions required by each Party in accordance with this Section 5.04 shall be borne and treated in accordance with Section 9.02(b) and Section 10.08, as applicable.
(h)    Each Party will consult and cooperate with the other Party, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings involving any Governmental Authority relating to matters that are subject to this Agreement. Subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing.
(i)    Seller and its external counsel shall control and direct the antitrust approval strategy. Purchaser and its external counsel shall not communicate with or make submissions to any Governmental Authority without the prior consent of Seller, unless required otherwise by the staff of such Governmental Authority. Seller and its external counsel shall be entitled to attend all meetings, whether in person or by phone, with any Governmental Authority (unless the staff of such Governmental Authority requires otherwise or it is otherwise not practical), except for the respective parts of meetings in which Purchaser’s confidential business information will be disclosed, in which case external counsel for Seller, but not Seller, shall be entitled to attend. Purchaser shall promptly notify Seller of any communication Purchaser or its Affiliates receive from any Governmental Authority relating to the transactions that are the subject of this Agreement and permit Seller to review in advance any proposed communication by or on behalf of Purchaser or any of its Affiliates to any Governmental Authority, unless the staff of such Governmental Authority requires otherwise.
(j)    Subject to Section 9.02(b), but otherwise notwithstanding anything herein to the contrary: (i) none of Seller, Medtronic plc, Medtronic, Inc., or any of their respective Affiliates shall have any obligation to Purchaser or any of its Affiliates with respect to the Acquisition; (ii) Seller’s obligations under Section 5.04(a) of this Agreement shall not include any obligation to Purchaser or its Affiliates to take any action or to do, or cause to be done, anything to consummate or make effective the Acquisition or to satisfy, in an expeditious manner or otherwise, the condition set forth in Section 7.02(e); and (iii) none of Seller, Medtronic plc, Medtronic, Inc., or any of their respective Affiliates shall have any Liability to Purchaser or any of its Affiliates in the event that the Acquisition is not consummated for any reason.
5.05    Certain Trademark Matters.
(i)    Purchaser hereby acknowledges that all right, title and interest in and to the name “Covidien”, together with all variations thereof and all Trademarks containing, incorporating or associated with any of the foregoing, and any of the other Trademarks included in the Excluded Assets (collectively, the “Retained Names and Marks”) are owned exclusively by Seller and its Affiliates, and that, except as expressly provided below, any and all right of the DCB Business to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to Seller and its Affiliates. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.
(j)    Subject to the restrictions set forth herein, effective immediately following the Closing Date and for a period of six (6) months thereafter, Seller hereby grants to Purchaser a personal, non-transferable, non-sublicenseable, non-exclusive, worldwide, royalty-free, fully paid-up, revocable license to the Retained Names and Marks used on advertisements and promotional materials, labeling, packaging, and inventory in connection with the DCB Business as of the Closing Date, solely for the use of such items included in the Purchased Assets and, with respect to such labels and packaging materials for the DCB Products, the production and use of copies of such items (the “Licensed Materials”) in a manner consistent with the use of such Retained Names and Marks on such Licensed Materials as of the Closing Date. Seller may terminate the license in this Section 5.05 in the event that Purchaser or its Affiliates materially breaches any obligation in this Section 5.05 upon thirty (30) days’ notice if such breach remains uncured (unless such breach cannot reasonably be cured, in which case such cure period shall not apply). For the avoidance of doubt, at the end of the six (6) month period following the Closing Date, the license in this Section 5.05 shall terminate and Purchaser and its Affiliates shall remove or obliterate all Retained Names and Marks from the Licensed Materials or destroy the Licensed Materials.
(k)    Purchaser acknowledges that the Retained Names and Marks have established extremely valuable goodwill, reputation and recognition throughout the world. Purchaser shall ensure that all use of the Retained Names and Marks by Purchaser shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the DCB Business used the Retained Names and Marks prior to the Closing Date. Any goodwill generated by the use of the Retained Names and Marks pursuant to the license in this Section 5.05 shall inure solely to the benefit of the Seller.
(l)    To the extent that Seller or its Affiliates need to use any Trademarks included in the Purchased Assets to comply with any Ancillary Agreements or with the terms of any Contracts with third Persons in effect as of the Closing Date, Seller and its Affiliates shall retain the royalty-free, non-exclusive right to use such Trademarks only to the extent and for so long as required under the applicable contractual terms.
5.06    Certain Other Intellectual Property Matters.
(j)    Effective as of the Closing, with respect to any PTA Intellectual Property, each member of the Covidien Group hereby grants a royalty-free, fully paid-up, perpetual, irrevocable, worldwide, non-exclusive license to Purchaser and its Affiliates under any such PTA Intellectual Property in connection with the operation of the DCB Business, including (i) to make, have made, use, offer to sell, sell, import and export any DCB Products and (ii) the research, development and manufacture of PTA Products for the incorporation of such PTA Products into DCB Products; provided, that (1) the foregoing shall not obligate any member of the Covidien Group to deliver any further information or tangible materials to Purchaser (other than the PTA Materials as expressly set forth below) and (2) Purchaser and its Affiliates shall use commercially reasonable efforts to maintain any trade secrets or other confidential information as confidential, including refraining from disclosing such trade secrets or confidential information in a manner consistent with how Purchaser and its Affiliates treat their own similar trade secrets or confidential information. Seller shall deliver the PTA Materials to the Purchaser in a reasonably accessible form and manner to the extent required by and pursuant to the Transition Services Agreement. Purchaser shall not use the PTA Intellectual Property other than as expressly permitted by this Section 5.06(a). For the avoidance of doubt, the licenses contained within this Section 5.06(a) do not include any Intellectual Property owned by any member of the Medtronic Group.
(k)    Effective as of the Closing, with respect to any Intellectual Property (including the Excluded Intellectual Property) owned by any member of the Covidien Group as of the Closing Date (other than PTA Intellectual Property and other than Trademarks) that is used in or would otherwise be infringed by the DCB Business or the research, development and manufacture of PTA Products for the incorporation of such PTA Products into DCB Products as of the Closing Date but that is not included in the Purchased Assets, each member of the Covidien Group hereby grants a royalty-free, fully paid-up, perpetual, irrevocable, worldwide, non-exclusive license to Purchaser and its Affiliates under any such Intellectual Property to make, have made, use, offer to sell, sell, import, copy, publish, display or otherwise exploit, in connection with the operation of the DCB Business or the research, development and manufacture of PTA Products for the incorporation of such PTA Products into DCB Products, any product, process, work or service; provided, that (i) the foregoing shall not obligate any member of the Covidien Group to deliver any further information or tangible materials to

Purchaser (beyond any other requirement in this Agreement), except and only to the extent any such further information is necessary for Purchaser to research, develop, manufacture, market, sell or distribute DCB Products to the extent required by and pursuant to the Transition Services Agreement, and (ii) Purchaser and its Affiliates shall use commercially reasonable efforts to maintain any trade secrets or other confidential information as confidential, including refraining from disclosing such trade secrets or confidential information in a manner consistent with how Purchaser and its Affiliates treat their own similar trade secrets or confidential information. Purchaser shall not use the Intellectual Property licensed under this Section 5.06(b) other than as expressly permitted by this Section 5.06(b). For the avoidance of doubt, the licenses contained within this Section 5.06(b) do not include any Intellectual Property owned by any member of the Medtronic Group.
(l)    To the extent that, as of the Closing Date, any Patent owned as of the Closing by a member of the Medtronic Group is used in or otherwise would be infringed by (A) making, having made, using, offering to sell, selling, importing and exporting DCB Products (i) as they currently exist and (ii) as improved and modified by Purchaser and its Affiliates where such improvements and modifications would not give rise to the infringement of any claims of any such Patent not otherwise infringed by DCB Products as they currently exist (“DCB Improvements”) or (B) the research, development and manufacture of PTA Products for the incorporation of such products into DCB Products as they currently exist and DCB Improvements, no member of the Medtronic Group shall assert any such Patent against Purchaser or its Affiliates or their customers in connection with the activities included in (A) or (B). If any member of the Medtronic Group sells or otherwise transfers any such Patent to a third Person, it shall cause such third Person to agree to be bound by the foregoing covenant with respect to such Patent.
(m)    To the extent that, as of the Closing Date, any Patent included in the Purchased Assets is used in or otherwise would be infringed by making, having made, using, selling, offering for sale, importing or exporting of any products being commercialized or under development by Medtronic, Medtronic plc, Makani II Limited, Aviation Acquisition Co., Inc., Aviation Merger Sub, LLC and their respective Affiliates (A) as currently exist and (B) as improved and modified by any such Person where such improvements and modifications would not give rise to the infringement of any claims of any such Patent not otherwise infringed by such products as they currently exist, Purchaser shall not (and shall cause its Affiliates not to) assert any such Patent against Medtronic, Medtronic plc, Makani II Limited, Aviation Acquisition Co., Inc., Aviation Merger Sub, LLC and their respective Affiliates or their customers in connection with the activities included in (A) or (B). If Purchaser sells or otherwise transfers any such Patent to a third Person, it shall cause such third Person to agree to be bound by the foregoing covenant with respect to such Patent.
(n)    No Party may assign the rights contained within Section 5.06(a), Section 5.06(b), Section 5.06(c), or Section 5.06(d) without the prior written consent of the other Party; provided that either Party may assign such rights in whole or in part upon notice to, but without the prior written consent of, the other Party in connection with the divestiture of any product line utilizing the license hereunder through any merger, public offering, consolidation, reorganization or other sale.
(o)    Seller shall provide Purchaser with copies of all applications, material prosecution correspondence, and other material documents, in each case in the Covidien Group’s possession, related to each item of Intellectual Property set forth in Section 3.09(a) of the Disclosure Schedule in a reasonably accessible form and manner and identify the status of each such item, including any fees, responses, replies, office actions due for each item that may be due within ninety (90) days after the Closing Date.
(p)    Except as otherwise explicitly provided in this Agreement, in respect of the Transferred Intellectual Property and any other proprietary information included in the Purchased Assets, Purchaser shall not be deemed to grant any license or sublicense to any member of either the Covidien Group or the Medtronic Group.
5.07    Notifications. Until the Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement (other than the condition set forth in Section 7.02(e)) becoming incapable of being satisfied.
5.08    Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser.
5.09    Discontinuation of Insurance and Services. Effective as of the Closing Date, (i) the DCB Business and the Purchased Assets shall cease to be insured by the insurance policies, if any, of Seller and its Affiliates, and (ii) except as otherwise expressly provided in the Transition Services Agreement, all overhead and shared services provided by Seller and its Affiliates to the DCB Business shall cease.
5.10    Import and Export Restrictions. Purchaser acknowledges and agrees that the exportation or importation of the Purchased Assets may be subject to regulation under exportation or importation Laws of various Governmental Authorities. Purchaser covenants and agrees that it will use commercially reasonable efforts to obtain any required consents prior to exporting or importing any Purchased Assets.
5.11    Further Action. From and after the Closing, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
5.12    Tax Cooperation and Exchange of Information. After the Closing, Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, to the extent relating to the Purchased Assets or the DCB Business. Such cooperation and information shall include providing copies (at the requesting Party’s expense) of relevant Tax Returns or portions thereof, and access to books and records, contracts, documents, information or data, in each case relating to Taxes to the extent relating to the Purchased Assets or the DCB Business, provided however that Seller shall have no obligation to provide access to or copies of its income Tax Returns. Seller and Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.12. Each of Seller and Purchaser will retain all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the DCB Business and covered by this Section 5.12 for the taxable period first ending after the Closing and for all prior taxable periods until the expiration of the statute of limitations of the taxable period to which each such Tax Return or other document relates, without regard to extensions.
5.13    Conveyance Taxes. Purchaser shall pay directly, or reimburse Seller promptly upon demand, all Conveyance Taxes incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any of the transactions contemplated hereby. Each Tax Return with respect to any Conveyance Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Tax law. To the extent any Conveyance Taxes are payable by Seller under applicable Law, Purchaser shall pay Seller the amount of such Conveyance Taxes no later than ten (10) days before Seller is required to remit the amount of such Conveyance Taxes to the appropriate Governmental Authority.
5.14    Proration of Certain Expenses.
(a)    Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by Seller for any period beginning prior to and ending on or after the Closing Date, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be prorated so that Seller shall be responsible for payment of the portion of any such installment applicable to the portion of such period occurring prior to the Closing Date and Purchaser shall be responsible for payment of the portion of any such installment applicable to the portion of such period occurring on or after the Closing Date. Each Party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. Eastern Time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.
(b)    All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any Party to the extent attributable to the operation of the DCB Business for any period beginning prior to and ending on or after the Closing Date shall be prorated so that Seller shall be entitled to the portion of any such installment applicable to the portion of such period occurring prior to the Closing Date and Purchaser shall be entitled to the portion of any such installment applicable to the portion of such period occurring on or after the Closing Date. If Purchaser or Seller, as the case may be, shall receive any such payments after the Closing Date, such Party shall promptly remit to such other Party its share of such payments.
(c)    The prorations pursuant to this Section 5.14 may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the Party requesting proration of any item obtains the information required to calculate such proration of such item.
5.15    Allocation of Taxes.
(a)    All Taxes and Tax liabilities with respect to the income and operations of the DCB Business or the ownership of the Purchased Assets (other than Conveyance Taxes) that relate to any Straddle Period shall be apportioned between Seller and Purchaser as follows: (i) in the case of real property, personal property, intangible property and similar ad valorem Taxes, excluding, for the avoidance of doubt, any income Taxes (such Taxes, “Property Taxes”) the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of all Taxes other than Property Taxes, as determined from the books and records of the DCB Business as though the taxable year of the DCB Business terminated at the close of business on the day prior to the Closing Date. Purchaser shall timely prepare (or cause to be prepared) and file all Tax Returns required to be filed with respect to all Taxes subject to this Section 5.15 on a basis consistent with past practices, and shall pay to the relevant Taxing authority all such Taxes required to be paid with respect to such Tax Returns (subject to any reimbursement provided for herein). Purchaser shall deliver to Seller, for its review and comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions), a copy of any such Tax Return proposed to be filed. Purchaser shall accept and reflect any comment that Seller submits to Purchaser no fewer than ten (10) Business Days prior to the due date of such Tax Return with respect to any issue or item which would give rise to a claim for indemnification under Section 8.01, so long as such comment is not unreasonable. To the extent Seller is responsible for any amount of Taxes due as provided in this section, Seller shall pay Purchaser such amount at least five (5) days before such Tax Return is due.
(b)    Any refund or credit of Excluded Taxes, received by Purchaser, shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or credit, within fifteen days after receipt or entitlement thereto.

5.16    CVI Merger Agreement. In addition to Purchaser’s obligation to comply with Sections 3.4(d)-(e) of the CVI Merger Agreement under the CVI Assignment and Assumption Agreement, (i) Purchaser shall also comply with the obligations set forth in Sections 3.4(d)-(e) of the CVI Merger Agreement in all respects as if Seller were the Holder Representative under the CVI Merger Agreement and Seller shall have all the rights of the Holder Representative thereunder, including the right to request, access or view any report provided by Purchaser pursuant to Section 3.4(d)(i) of the CVI Merger Agreement or the results of an audit requested by the Holder Representative pursuant to Section 3.4(d)(iii) of the CVI Merger Agreement; provided, however, that Seller shall only have the right to independently request an audit under Section 3.4(d)(iii) of the CVI Merger Agreement to the extent Seller is engaged in litigation, proceedings or any other dispute relating to Section 3.4 of the CVI Merger Agreement, any such litigation, proceedings or other dispute has been threatened against Seller or Seller believes any such litigation, proceedings or other dispute is reasonably likely to occur; provided, further, that Purchaser may limit Seller’s access to any competitively sensitive information contained in such reports or audits, including by making such information available through a physical or virtual data room restricted to Seller’s outside counsel or other representatives, in each case, as mutually agreed, and (ii) Purchaser shall take any and all actions reasonably requested by Seller, at Seller’s sole expense, in connection with the Contingent Merger Consideration (as defined in the CVI Merger Agreement) and the Retained CVI Obligations; provided that, for the avoidance of doubt, (A) Purchaser shall bear all costs and expenses of complying with its obligations under the CVI Assignment and Assumption Agreement and Sections 3.4(d)-(e) of the CVI Merger Agreement and shall be liable for any breach of such obligations and (B) Seller shall be liable for and pay any other amounts that become due and payable under the CVI Merger Agreement.
5.17    Waiver of Non-Competition Agreements. Effective as of the Closing Date, with respect to any non-competition Contract or arrangement in effect as of the Closing Date between Seller or any of its subsidiaries, on the one hand, and any employee of Seller or its subsidiaries, on the other hand, Seller on behalf of itself and its subsidiaries hereby waives any such non-competition Contract or arrangement in connection with the hiring of any such employee by the Purchaser or its Affiliates, except to the extent that such employee was hired in breach of the Confidentiality Agreement.
5.18    FIRPTA Certificate. Seller shall, at or before the Closing, deliver to Purchaser an affidavit, meeting the requirements of Treasury Regulation 1.1445-2(b), certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
5.19    No Solicitation. From the date hereof until the earlier of the termination of this Agreement and the Closing, each of Seller and Medtronic shall not, and shall cause its respective subsidiaries and each of their and their subsidiaries’ respective representatives, agents, financial advisors, attorneys, other consultants, employees, officers and directors (collectively, “Representatives”) not to, (i) solicit, initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information (including by posting new information in any electronic dataroom) with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Alternative Transaction. Subject to applicable confidentiality obligations, from the date hereof until the Closing, Seller and Medtronic will promptly notify Purchaser of any proposal for an Alternative Transaction of which Seller, Medtronic or any of their respective Representatives first becomes aware after the date of this Agreement.
5.20    DCB Products Launch. Seller shall, and shall cause its officers, directors, employees, agents and representatives to, consult and collaborate with Purchaser in good faith with respect to the launch of the DCB Products.
ARTICLE VI
EMPLOYEE MATTERS
6.01    Transfer of DCB Employees. Within a reasonable period of time (but not less than fifteen (15) days) prior to the Closing Date, Purchaser shall offer employment, effective as of 12:01 a.m. on the Closing Date (the “Transfer Time”), to each DCB Employee who is actively at work on the Closing Date and who is based in the United States (each, an “Active Employee”). For purposes of this Agreement, any such DCB Employee who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than a long-term disability, jury duty or bereavement leave) in accordance with applicable policies of Seller shall be deemed an Active Employee. With respect to each DCB Employee who is not an Active Employee (an “Inactive Employee”), Purchaser shall make offers of employment to each such Inactive Employee effective as of the date on which such Inactive Employee presents himself or herself to Purchaser for active employment following the Closing Date to the same extent, if any, as Seller or any Affiliate of Seller would be required to reemploy such Inactive Employee in accordance with its policies as in effect on the Closing Date, applicable Law, or an applicable collective bargaining agreement. Notwithstanding anything herein to the contrary, Purchaser shall not be required to offer employment pursuant to this Section 6.01 to any DCB Employee whom Purchaser reasonably determines, after due inquiry, (i) has been charged with, convicted of or has entered a plea of nolo contendere to (x) a felony or (y) a misdemeanor involving conduct that calls into question such DCB's Employee’s honesty, (ii) has engaged in conduct that would be materially injurious to the business or reputation of Purchaser and its Affiliates, (iii) is included in the List of Excluded Individuals and Entities maintained by the Office of the Inspector General of the U.S. Department of Health & Human Services or (iv) is then subject to a performance improvement plan implemented by Seller. Each offer of employment pursuant to this Section 6.01 shall be for a job or position that is comparable to the type of position held by the applicable DCB Employee, and at a location no more than fifty (50) miles from the location, in each case as in effect immediately prior to the Transfer Time and (a) at a rate of pay at least equal to, (b) with severance entitlements not less favorable than and (c) with other employee benefits (including benefits pursuant to qualified retirement and savings plans and medical, life insurance, disability, dental and prescription drug plans and programs but not including defined benefit pension, retiree medical or equity-based incentive compensation plans), not less favorable in the aggregate than the rate of pay, severance entitlements and other employee benefits provided to or in effect for such DCB Employee immediately prior to the Closing Date. For purposes of this Section 6.01, “pay” shall include annual base salary or annual wages plus any commission scheme, target bonus opportunity and cash-based incentive compensation opportunity, premium pay, overtime and shift differentials. Purchaser, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the DCB Employees, which shall conform in all respects to the provisions of this Article VI. Purchaser shall consult with Seller prior to extending employment offers with respect to communicating the offers to the DCB Employees. Each DCB Employee based in the United States who accepts such offer of employment or continued employment shall become an employee of Purchaser or its Affiliates at the Transfer Time and is referred to as a “Transferred US Employee” and all such employees collectively are referred to as the “Transferred US Employees”. In the case of any Inactive Employee who becomes a Transferred US Employee following the Closing Date, all references in this Agreement to the Transfer Time shall be deemed to be references to 12:01 a.m. on the date that such individual becomes a Transferred US Employee. For a period of at least twelve (12) months following the Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, maintain and continue to provide each Transferred US Employee with at least the level of pay, severance and employee benefits described in and required by this Article VI.
6.02    Provision of Health and Welfare Benefits.
(o)    For a period of at least twelve (12) months following the Closing Date unless a longer period is required by Law, Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, coverage to all Transferred US Employees and their respective spouses and dependents, under a group health plan sponsored by Purchaser or its Affiliates, which plan shall have no pre-existing condition limitations or exclusions with respect to any such employee, spouse or dependent. Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage, with respect to all Transferred US Employees based in the US for whom a qualifying event occurs on or after the Transfer Time. For purposes of this Section 6.02, the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA. Following the Transfer Time, Purchaser shall waive any waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions that are applicable to any Transferred US Employees or their dependents or beneficiaries under any welfare benefit plan in which such Transferred US Employees may be eligible to participate and Purchaser shall provide or cause to be provided that any costs or expenses incurred by Transferred US Employees (and their respective dependents and beneficiaries) up to and including the Transfer Time shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plan. Purchaser shall be responsible under its welfare benefit plans for all amounts payable by reason of claims incurred by Transferred US Employees and their eligible dependents and beneficiaries on or after the Transfer Time. Seller shall be responsible under its welfare benefit plans for all amounts payable by reason of claims incurred by Transferred US Employees and their eligible dependents and beneficiaries prior to the Transfer Time. For purposes of this Section 6.02, a claim shall be deemed to have been incurred on (i) the date of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies or (ii) the date on which the charge or expense giving rise to such claim is incurred (without regard to the date of inception of the related illness or injury or the date of submission of the claim related thereto) in the case of all other claims; provided, however, that in the event of a hospital stay that commences prior to the Transfer Time and ends at or after the Transfer Time, the cost thereof shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, with Seller responsible for that portion of the cost incurred prior to the Transfer Time and Purchaser responsible for the balance of such cost.
(p)    Seller shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Transfer Time by Transferred US Employees that are payable under the terms and conditions of the workers’ compensation programs of Seller. Purchaser shall be responsible for all claims for workers’ compensation benefits that are incurred from and after the Transfer Time by Transferred US Employees that are payable under the terms and conditions of the workers’ compensation programs of Purchaser and its Affiliates, including with respect to Transferred US Employees who became eligible for workers’ compensation benefits prior to the Transfer Time. For purposes of this Section 6.02(b), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”). If the Workers’ Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be equitably apportioned between Seller, on the one hand, and Purchaser, on the other hand, based upon the relative periods of time that the period over which the Workers’ Compensation Event transpired preceded and followed the Transfer Time.
6.03    Severance; Bonuses.
(k)    Without limiting the generality of Section 6.01 and 6.02, (i) Purchaser shall, or shall cause its Affiliates to, have in effect for at least twelve (12) months following the Closing Date severance plans, practices and policies applicable to all Transferred US Employees on the Closing Date that are not less favorable than such practices and policies in effect immediately prior to the Closing Date with respect to such employees and set forth on Section 6.03 of the Disclosure Schedule, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from any severance liabilities or obligations with respect to such employees effective on and after the Closing Date, and (ii) Seller and Purchaser intend that (A) the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred US Employee prior to or upon the consummation of such transactions and (B) the Transferred US Employees will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time.
(l)    With respect to the Seller’s fiscal year in which the Closing Date occurs (“Closing Date Fiscal Year”), Seller shall make prorated bonus payments (the “Closing Year Pro-Rata Bonus”) to each Transferred US Employee who is not an Inactive Employee as of, and who remains employed through, the Closing Date. The amount of the Closing Year Pro-Rata Bonus shall equal the product of (i) the amount of the bonus that would have been payable to the Transferred US Employee under the applicable bonus plan of Seller, assuming that applicable performance goals have been attained at target level and (ii) a fraction, the numerator of which is the number of days in the Closing Date Fiscal Year that elapse prior to the Closing Date, and the denominator of which is 365. The Closing Year Pro-Rata Bonus shall be paid as soon as practicable, but not later than ten (10) days after the Closing Date. In the case of any Transferred US Employee who is an Inactive Employee, Seller shall comply with all applicable Laws relating to the payment of a bonus to such Inactive Employee with respect to the period that precedes the Closing Date.
6.04    Liabilities. From and after the Closing Date, Purchaser shall, or shall cause its Affiliates to (a) honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Transferred US Employee arising after the Closing Date under the terms of any employment, consulting, retention, severance, change-of-control or similar agreement and set forth on Section 6.04 of the Disclosure Schedule in accordance with the terms thereof in effect on the Closing Date; provided that, notwithstanding anything herein to the contrary and for the avoidance of doubt, Seller shall be responsible for and shall indemnify and hold Purchaser harmless with respect to, all amounts payable under such agreements as a result of the consummation of the transactions contemplated under this Agreement (alone or in combination with any event that occurs on or prior to the Closing Date); and (b) assume, honor and be solely responsible for paying, providing and satisfying when due (i) all vacation, personal days, sick pay and other paid time off for Transferred US Employees accrued but unused as of the Transfer Time, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Transfer Time, and (ii) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Laws and under any plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred or arising as a result of employment or separation from employment with Purchaser or its Affiliates, on or after the Transfer Time with respect to Transferred US Employees; provided, that without limiting the foregoing or the obligations under Section 6.03, Purchaser and its Affiliates shall comply with any requirements under, and be solely responsible for any notice, redundancy or similar termination payments or benefits that may become due or payable to or in respect of any DCB Employee (other than any DCB Employee who does not become a Transferred Employee) pursuant to the WARN Act and Purchaser shall indemnify and hold harmless Seller and its Affiliates therefrom. Seller shall notify Purchaser prior to the Closing Date of any layoffs of any DCB Employees in the 90-day period prior to the Closing Date and Purchaser shall notify Seller of any layoffs following the Closing Date that might trigger any liability of Seller under the WARN Act.
6.05    Tax-Qualified Plans.
(q)    Each Transferred US Employee who is a participant in the Covidien Retirement Savings and Investment Plan (the “Covidien Savings Plan”) shall cease to be an active participant under such plan effective as of the Closing Date. Effective as of the Closing Date, Purchaser shall have, or shall cause its Affiliates to have, in effect a defined contribution plan (the “Purchaser Savings Plan”) that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions substantially comparable to those provided under the Covidien Savings Plan in which Transferred US Employees shall be eligible to participate immediately upon the Closing Date.
(r)    Purchaser agrees to cause the Purchaser Savings Plan to allow each Transferred US Employee to make a “direct rollover” to the Purchaser Savings Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under the Covidien Savings Plan if such direct rollover is elected in accordance with applicable Law by such Transferred US Employee. Following a “direct rollover” of a Transferred US Employee’s account balances, Seller shall have no liability in respect of any claim for any benefit alleged to be payable under the Covidien Savings Plans with respect to such Transferred US Employee and such Transferred US Employee’s beneficiaries, other than any liability in respect of any claim for any benefit alleged to be payable under the Covidien Savings Plan arising out of the failure by Seller to administer the Covidien Savings Plan in compliance with applicable Law.
6.06    Cafeteria Plan. Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provides benefits to Transferred US Employees not less favorable than those provided by the flexible spending accounts under the cafeteria plans in which such Transferred US Employees are eligible to participate as of the date hereof (the “Covidien Cafeteria Plan”). As soon as practicable following the Transfer Time, Seller shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending accounts under the Covidien Cafeteria Plan made during the year in which the Transfer Time occurs by the Transferred US Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred US Employees; provided, however, that, if the aggregate payouts from the flexible spending accounts made during the year in which the Transfer Time occurs to such Transferred US Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Purchaser shall cause such excess to be transferred to Seller as soon as practicable following the Transfer Time. Purchaser shall cause such amounts to be credited to each such Transferred US Employee’s corresponding account under the Purchaser Cafeteria Plan in which such employee participates following the Transfer Time. On and after the Transfer Time, Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred US Employees, whether incurred prior to, on or after the Transfer Time, that have not been paid in full as of the Transfer Time, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Seller and their Affiliates from any and all claims by or with respect to Transferred US Employees for reimbursement under the Covidien Cafeteria Plan that have not been paid in full as of the Transfer Time. Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Transfer Time occurs the elections made by each Transferred US Employee under the Covidien Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Transfer Time.
6.07    Credited Service. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall recognize, for all Transferred US Employees from and after the Closing Date, all service with Seller and its predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits and severance (but not benefit accrual), in each case to the same extent such service was recognized by Seller prior to the Transfer Time and provided that any such recognition of service does not result in a duplication of benefits.
6.08    Non-US DCB Employees. The DCB Employees based in the European Union will transfer to Purchaser under EU Directive (2001/23/EC), the Acquired Rights Directive, as amended and applicable under the rules and regulations of the country of employment. The DCB Employees based in Switzerland will transfer to Purchaser based on the Swiss Code of Obligations and the Merger Law of 2004, as amended as well as all associated rules and regulations. Purchaser will provide the DCB Employees based outside the United States (the “Transferred Non-US Employees” and together with the Transferred US Employees, the “Transferred Employees”) with the greater of (i) their employment contract provision entitlement or (ii) the provisions of Article VI. Purchaser shall, or shall cause its Affiliates to, provide in the case of each Transferred Non-US Employee such employment, employment terms, compensation and benefits (including the terms and conditions of eligibility and participation) as are mandated by applicable Laws and such Transferred Non-US Employee’s employment contract or, if greater or otherwise more favorable to such Transferred Non-US Employee, employment, employment terms, compensation and benefits (including the terms and conditions of eligibility and participation) for the same period or periods of time and determined on the same basis (but by reference to the Benefit Plans covering such Transferred Non-US Employee and not by reference to the Benefit Plans covering Transferred US Employees, if different) as would have applied under Sections 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07 had such Transferred Non-US Employee been described therein.
6.09    No Third-Party Beneficiaries. No provision of this Agreement shall (a) create any third-party beneficiary rights in any DCB Employee, any beneficiary or dependents thereof, any collective bargaining representative thereof, or any other person with respect to the compensation, terms and conditions of employment and benefits that may be provided to any person by Seller, any ERISA Affiliate, Purchaser or Purchaser’s Affiliates or under any employee benefit plan which Seller, any ERISA Affiliate, Purchaser or Purchaser’s Affiliates may maintain, (b) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (c) limit the ability of Seller or Purchaser to (i) amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by either party or (ii) terminate the employment of any DCB Employee.

ARTICLE VII
CONDITIONS TO CLOSING
7.01    Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(q)    Truth of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein, except for breaches and inaccuracies that, individually and in the aggregate with all other such breaches or inaccuracies, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(r)    Performance of Agreements. Seller shall have performed, in accordance with the terms hereof, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing.
(s)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(t)    Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.
(u)    Regulatory Approval. (i) The FTC shall have accepted for public comment an Agreement Containing Consent Order that includes a proposed Decision and Order that, if issued as a final order, would require Seller to divest the DCB Business to Purchaser as an FTC-approved acquirer, (ii) the European Commission shall have issued either (A) a decision approving the Acquisition pursuant to Article 6(1)(b) of Council Regulation (EC) 139/2004 or (B) decisions approving the Acquisition pursuant to Article 6(2) of Council Regulation (EC) 139/2004 and approving Purchaser as the acquirer of the DCB Business, (iii) the Commissioner of Competition shall have advised in writing that he does not, at this time, intend to make an application under section 92 to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement and in connection with his clearance of the Acquisition, and (iv) the consents set forth on Sections 3.03 and Section 4.03 of the Disclosure Schedule shall have been obtained.
(v)    Medtronic Acquisition. The acquisition of Covidien plc by Medtronic, Inc., Medtronic plc or their Affiliate (the “Acquisition”) shall have been consummated.
(w)    Documents to be Delivered at Closing. Purchaser shall have received executed counterparts of each of the certificates and agreements that Seller is required to deliver at the Closing pursuant to Section 2.06.
7.02    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(m)    Truth of Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein, except for breaches and inaccuracies that, individually and in the aggregate with all other such breaches or inaccuracies, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(n)    Performance of Agreements.  Purchaser shall have performed, in accordance with the terms hereof, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing.
(o)    Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.
(p)    Regulatory Approval. (i) The FTC shall have accepted for public comment an Agreement Containing Consent Order that includes a proposed Decision and Order that, if issued as a final order, would require Seller to divest the DCB Business to Purchaser or another FTC-approved acquirer, and (ii) the consents set forth on Sections 3.03 and Section 4.03 of the Disclosure Schedule shall have been obtained.
(q)    Medtronic Acquisition. The Acquisition shall have been consummated.
(r)    Documents to be Delivered at Closing. Seller shall have received executed counterparts of each of the certificates and agreements that Purchaser is required to deliver at the Closing pursuant to Section 2.07.

ARTICLE VIII
INDEMNIFICATION

8.01    Indemnification by Seller. From and after the Closing, subject to the provisions of this Article VIII, Seller agrees to defend, indemnify and hold harmless Purchaser and its Affiliates from and against any and all Losses arising from (a) any breach by Seller of any representation or warranty set forth in Article III, other than the Seller Specified Representations, (b) any breach by Seller of any Seller Specified Representation, (c) any breach by Seller of any of its covenants or agreements contained in this Agreement or (d) any Excluded Liabilities.
8.02    Indemnification by Purchaser. From and after the Closing, subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Seller and its Affiliates from and against any and all Losses arising from (a) any breach by Purchaser of its representations and warranties set forth in Article IV, other than the Purchaser Specified Representations, (b) any breach by Purchaser of any Purchaser Specified Representation, (c) any breach by Purchaser of any of its covenants or agreements contained in this Agreement or (d) any Assumed Liabilities.
8.03    Indemnification Procedures.
(s)    Claims Certificate.
(i)    Promptly after the incurrence of, or occurrence of any circumstance that is reasonably likely to give rise to, any Losses by any Person entitled to indemnification pursuant to Section 8.01 or 8.02 (an “Indemnified Party”), including any claim by a third party described in Section 8.03(d)(i), that might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall: (A) state that the Indemnified Party has paid or anticipates it will incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (B) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnifying Party shall be relieved of its indemnification obligations under this Article VIII only if (and then only to the extent that) it is actually prejudiced by the failure of the Indemnified Party to provide a timely and adequate Claim Certificate.
(ii)    From and after the delivery of a Claim Certificate, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the matter identified in the Claim Certificate at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Party).
(t)    Objecting to a Claims Certificate. In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third-Party Claim), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction as set forth in Section 10.09.
(u)    Agreed Claims. Claims (other than Third-Party Claims) for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.03(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.03(b), or shall have been settled with the consent of the Indemnifying Party as described in Section 8.03(d)(i), are hereinafter referred to, collectively, as “Agreed Claims.”
(v)    Third-Party Claims.
(i)    If an Action by a third party is brought against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII or under any other section or provision hereof, the Indemnified Party shall promptly notify the Indemnifying Party of such Action in accordance with Section8.03(a)(i). The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, not reasonably objected to by the Indemnified Party, any Action by a third party (a “Third-Party Claim”), which right the Indemnifying Party shall exercise by written notice to the Indemnified Party within thirty (30) days of having been notified of such Third-Party Claim, and the Indemnifying Party may compromise or settle any Third-Party Claim the defense of which it chooses to conduct and control; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and may not, without the prior written consent of the Indemnified Party, settle any such Third-Party Claim on terms and conditions that (A) do not provide the Indemnified Party with an unconditional release from liability, (B) include a finding or admission of any violation of applicable Law or (C) would restrict or limit the prospective business activities of the Indemnified Party; provided, further, that at the Indemnified Party’s election, the

Indemnifying Party shall not be entitled to assume the conduct and control of a defense that relates to or arises in connection with any criminal proceeding, indictment, allegation, investigation or action or any Action that seeks non-monetary damages or involves a claim for Losses that would reasonably be expected to exceed two times the cap (if any) on the Indemnifying Party’s remaining indemnification obligation under this Article VIII. No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party and, if the Indemnified Party does so, the Indemnified Party will have no right to any indemnification hereunder with respect to such Third-Party Claim. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.
(ii)    The Parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (A) the retention and the provision of any records and information that are reasonably relevant to such Third-Party Claim and (B) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.
8.04    Survival . All representations and warranties made herein by the Parties in Articles III and IV (other than (x) the representation and warranty set forth in Section 3.14 which shall terminate and expire on the Closing Date, (y) the Specified Representations which shall survive indefinitely) and all indemnification obligations under Sections 8.01(a) and 8.02(a) with respect thereto and (z) all indemnification obligations under 8.01(c) relating to the covenants set forth under Section 5.01, shall terminate and expire on, and no Action seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the date which is eighteen (18) months after the Closing Date, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by delivery of a Claim Certificate in accordance with Section 8.03(a)(i). The covenants and other agreements set forth in this Agreement shall not survive the Closing unless any such covenant or agreement by its terms is to be performed in whole or in part after the Closing, in which case such covenant or agreement shall survive the Closing for the period explicitly contemplated by such covenant or agreement (or, if later, until fully performed in accordance with its terms), or if no period is so contemplated, indefinitely. All other indemnification obligations contained in this Agreement shall survive indefinitely.
8.05    Certain Limitations.
(c)    Notwithstanding anything herein to the contrary, (i) Seller shall not have any indemnification obligations under Section 8.01(a) unless and until the aggregate amount of all indemnifiable Losses suffered by Purchaser and its Affiliates for which Purchaser and its Affiliates would be entitled to indemnification exceeds $300,000 (the “Threshold”), whereupon, provided the other requirements of this Article VIII have been complied with, Seller shall indemnify and hold Purchaser and its Affiliates harmless for the amount of such indemnifiable Losses that exceed the Threshold, as herein provided and (ii) the aggregate amount of indemnifiable Losses recoverable by Purchaser and its Affiliates (A) under Section 8.01(a), shall in no event exceed $3,000,000 and (B) under Section 8.01(b), shall in no event exceed $30,000,000.
(d)    Notwithstanding anything herein to the contrary, the aggregate amount of indemnifiable Losses recoverable by Seller and its Affiliates (A) under Section 8.02(a), shall in no event exceed $3,000,000 and (B) under Section 8.02(b), shall in no event exceed $30,000,000.
8.06    Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.01 or 8.02 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party that is not an Affiliate of such Indemnified Party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received from any third party that is not an Affiliate of such Indemnified Party as an offset against such Loss (each third party that is not an Affiliate of such Indemnified Party referred to in clauses (i) and (ii), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Sections 8.01 or 8.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.01 or 8.02.
8.07    Sole Remedy/Waiver. The Parties acknowledge and agree that, effective upon the occurrence of the Closing, the remedies provided for in this Agreement, including specific performance of the terms of this Agreement in accordance with Section 10.14, shall be the Parties’ sole and exclusive remedy for any misrepresentations, breach of warranties or breach of covenants contained in this Agreement or any claim arising out of, relating to or based upon this Agreement, the Purchased Assets, the Assumed Liabilities, the DCB Business, the PTA Intellectual Property or the PTA Business or the transactions contemplated hereby. In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any), whether at law or in equity, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller, its Affiliates or any of its or their representatives, or Purchaser, its Affiliates or any of its or their representatives, as the case may be, arising out of, relating to or based upon this Agreement, the Purchased Assets, the Assumed Liabilities, the DCB Business, the PTA Intellectual Property or the PTA Business or the transactions contemplated hereby or any Law for any misrepresentations or breach of warranties or breach of covenants contained in this Agreement.
8.08    Limitation of Set-Off. Neither Party shall have any right to set off any unresolved indemnification claim pursuant to this Article VIII against any payment due pursuant to Article II or under any Ancillary Agreement.
8.09    Mitigation. The Indemnified Party shall take commercially reasonable efforts to mitigate Losses.
ARTICLE IX
TERMINATION

9.01    Termination. This Agreement shall terminate automatically concurrently with termination of the Transaction Agreement, without any further action by the Parties hereto. This Agreement may also be terminated at any time prior to the Closing:
(m)    by either Seller or Purchaser, if the Closing shall not have occurred on or before the date that is six months after closing of the Acquisition (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(n)    by either Seller or Purchaser, (i) in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable or, after accepting an Agreement Containing Consent Order for public comment, the FTC withdraws such acceptance and declines to issue a final Decision and Order requiring Seller to divest the DCB Business to Purchaser or (ii) upon the receipt by Seller of a Regulatory Nonsatisfaction Notice;
(o)    by Purchaser if any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 7.01(a) or if Seller has failed to discharge and fulfill any of their covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 7.01(b), and such inaccuracy, untruth or failure, if curable, has not been cured on or before the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Seller;
(p)    by Seller if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 7.02(a) or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 7.02(b), and such inaccuracy, untruth or failure, if curable, has not been cured on or before the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Purchaser; or
(q)    by Seller, upon receipt by Seller of notice from the staff of the FTC, the European Commission or any other antitrust or competition Governmental Authority (each, a “Relevant Authority”), that such staff is not likely to recommend this Agreement or the transactions contemplated hereby to the applicable Relevant Authority or that the applicable Relevant Authority is not likely to approve this Agreement or the transactions contemplated hereby; or
(r)    by the mutual written consent of Seller and Purchaser.
9.02    Effect of Termination.
(w)    In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (i) for the obligations of the Parties set forth in Section 5.03, this Section 9.02 and Article X (except for Section 10.14 (Equitable Relief)) and (ii) that nothing herein shall relieve either Party from liability for any Willful Breach of this Agreement occurring prior to such termination.
(x)    In the event of termination of this Agreement pursuant to Section 9.01(c), Seller shall pay to Purchaser a fee equal to $2,500,000 (the “Purchaser Expense Reimbursement”) by wire transfer of same-day funds no later than the second business day following the date of such termination, it being understood that in no event shall the Purchaser Expense Reimbursement be payable on more than one occasion. This Section 9.02(b) shall not impair the rights of Purchaser or Seller, if any, to seek and obtain equitable relief pursuant to Section 10.14 prior to any termination of this Agreement.
(y)    Notwithstanding anything to the contrary contained in this Agreement, in the event the Purchaser Expense Reimbursement becomes due pursuant to Section 9.02(b), Purchaser’s right to receive payment from Seller of the Purchaser Expense Reimbursement shall constitute the sole and exclusive remedy of Purchaser and its Affiliates and representatives against Seller and its Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Seller Related Parties”) for all damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that, to the extent any termination of this Agreement resulted, directly or indirectly, from a Willful Breach of this Agreement by Seller, Purchaser shall be entitled to both the payment of the Purchaser Expense Reimbursement (to the extent owed pursuant to Section 9.02(b)) and to any damages, to the extent proven.

(z)    Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, (ii) the Purchaser Expense Reimbursement is not a penalty and constitutes liquidated damages, in a reasonable amount that will compensate Purchaser in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. If Seller fails to pay Purchaser Expense Reimbursement pursuant to this Section 9.02 when due, and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Seller for the Purchaser Expense Reimbursement, Seller shall pay to Purchaser its costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Purchaser Expense Reimbursement, as the case may be, from the date such payment was required to be made until the date of payment at the prime lending rate in the United States prevailing during such period as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X
MISCELLANEOUS
10.01    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) one Business Day following deposit with a nationally recognized overnight courier service, in each case addressed as follows:
to Seller:
c/o Covidien
15 Hampshire Street
Mansfield, MA 02048
Attn:     Vice President – Corporate Development
Facsimile: (508) 261-8689
with a copy (which shall not constitute notice) to:
c/o Covidien
15 Hampshire Street
Mansfield, MA 02048
Attn:     Vice President – Chief Mergers & Acquisitions Counsel
Facsimile: (508) 261-8544

and

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432
Attn: General Counsel
Facsimile: (763) 572-5459

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn:    Victor I. Lewkow
    Matthew P. Salerno
Facsimile: (212) 225-3999
to Purchaser:
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, CO 80921
Attn:    General Counsel
Facsimile: (719) 447-2022
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attn: Minh Van Ngo
Facsimile: (212) 474-3700
10.02    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
10.03    Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported assignment in violation of this Section 10.03 shall be null and void.
10.04    Entire Agreement. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and thereof and, except as provided in Section 5.03, supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof and thereof.
10.05    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, that Medtronic, Inc., Medtronic plc and their respective Affiliates and Affiliates of Seller shall be third-party beneficiaries of Section 5.04(d), Affiliates of Purchaser shall be third-party beneficiaries of the obligations of Seller set forth in Section 8.01, and Affiliates of Seller shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 8.02.
10.06    Public Disclosure. Notwithstanding anything herein to the contrary, each Party agrees that neither Party shall (or shall permit any of its Affiliates to) issue a press release or similar public announcement or communication concerning the execution or performance of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party or any of its Affiliates is listed, if any, provided that such Party shall give the other a reasonable opportunity to review and comment upon such required disclosure to the extent practicable.
10.07    Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller or destroy all books and records furnished by Seller, its Affiliates or any of their respective agents, employees or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.
10.08    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including any costs and expenses incurred in connection with the transfer of possession of any Purchased Assets, shall be borne by the Party incurring such expenses.
10.09    Governing Law; Jurisdiction; Waiver of Jury Trial.
(d)    This Agreement, the rights of the Parties and all Proceedings arising in whole or in part under or in connection herewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of law principles of such state that might apply the law of another jurisdiction.
(e)    With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or the

Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the City of Wilmington) and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Seller and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any Proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.09(b). Notwithstanding the foregoing, a Party may commence any Proceeding in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by any of the above-named courts.
(f)    EACH OF PURCHASER AND SELLER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. PURCHASER AND SELLER (I) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGE THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(c).
10.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party (including by facsimile or pdf attachment), it being understood that all Parties need not sign the same counterpart.
10.11    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
10.12    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
10.14    Equitable Relief. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, in the event of any breach or threatened breach by a Party of its obligations under this Agreement, the affected Party shall be entitled to equitable relief to prevent such breaches or threatened breaches (including specific performance of the terms hereof) without prejudice to any other rights or remedies that may otherwise be available to such other Party and without the requirement of posting a bond or other security.
10.15    Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement entered into by the Parties pursuant to this Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).
10.16    Rescission. In the event the FTC shall not have approved on or prior to the Closing Date the final Decision and Order issued by it in disposition of its proceeding relating to the Acquisition (the “FTC Order”), and following the Closing Date, the FTC shall have notified (such notification, the “Regulatory Nonsatisfaction Notice”) Seller that, for purposes thereof, Purchaser would not be an acceptable purchaser of the DCB Business and that the transactions contemplated hereby are required to be rescinded, then Seller shall give prompt notice thereof to Purchaser and the parties hereto shall promptly take all actions as may be necessary or desirable to rescind the consummation of the transactions contemplated hereby and to restore to each party its rights, powers and obligations as in existence immediately prior to the Closing, including (a) Seller refunding to Purchaser all funds received by Seller from Purchaser as payment of the Purchase Price, (b) execution by Purchaser of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to Seller all of Purchaser’s right, title and interest in and to the Purchased Assets and (c) execution by Seller of such assumptions and other documents and instruments as may be necessary or desirable to relieve Purchaser of all liability for any Assumed Liabilities existing on the Closing Date.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COVIDIEN LP		THE SPECTRANETICS CORPORATION
By:	/s/ Matthew Nicolella	By:	/s/ Scott Drake
	Name: Matthew Nicolella		Name: Scott Drake
	Title: Vice President and Assistant Secretary		Title: President and Chief Executive

[Signature Page to Asset Purchase Agreement]